Exhibit 2.1
CERTAIN IDENTIFIED INFORMATION MARKED WITH “[***]” HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

STOCK PURCHASE AGREEMENT
by and among
MONDEE, INC.
MONDEE ACQUISITION COMPANY, INC.
MONDEE HOLDINGS, INC.
and,
JC & BRAHAM, S.A.P.I. DE C.V.
JOSÉ LUIS CASTRO GÓMEZ
ABRAHAM SHABOT CHEREM
JUDITH GUERRA AGUIJOSA
Dated as of May 12, 2023

TABLE OF CONTENTS
i

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9.11. Public Statements	61
9.12. Counsel	62
9.13. Waiver of Trial by Jury	62
9.14. Enforcement	62
9.15. Legal Representation; Waiver of Conflict	63

EXHIBITS
Exhibit A    Seller Shares; Pro Rata Percentages
Exhibit B    Buyer Shares; Pro Rata Percentages
Exhibit C    Put-Call Option Agreement
Exhibit D    Illustrative EBITDA Calculation
Exhibit E    Illustrative Net Working Capital Calculation

SCHEDULES
Schedule 6.4(e)    Earn-Out Share Allocation
Schedule 8.2(e)    Special Indemnities
Disclosure Schedule

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 12, 2023, by and among Mondee, Inc., a Delaware corporation (“Mondee”), and Mondee Acquisition Company, Inc. (“MAC”), a Delaware corporation, (collectively, “Buyers”), Mondee Holdings, Inc., a Delaware corporation (“Holdings”), JC & Braham, S.A.P.I. de C.V. a Mexican corporation (“JC & Braham”), and José Luis Castro Gómez, an individual, Abraham Shabot Cherem, an individual, and Judith Guerra Aguijosa, an individual (each a “Seller” and collectively, the “Sellers”).
RECITALS
WHEREAS, as set forth on Exhibit A, the Sellers own: (i) one hundred percent (100%) of the outstanding Equity Interests of Consolid Mexico Holding, S.A.P.I. de C.V., a Mexican corporation (“CMX Holdings”), (ii) one hundred percent (100%) of Equity Interests of Consolid México, S.A. DE C.V., a Sociedad Anónima de Capital Variable organized in Mexico (“Consolid Mexico”), (iii) one hundred percent (100%) of Equity Interests of Travel-Fan, S.A. DE C.V., a Sociedad Anónima de Capital Variable organized in Mexico (“Travel-Fan”), (iv) together with CMX Holdings, one hundred percent (100%) of the Equity Interests of CMX Travel Management, S.A. DE C.V., a Sociedad Anónima de Capital Variable organized in Mexico (“CMX Travel”), and (v) together with CMX Holdings, CMX Alta Dirección, S.A. DE C.V., a Sociedad Anónima de Capital Variable organized in Mexico (“CMX Alta”). CMX Holdings, Consolid Mexico, Travel-Fan, CMX Travel and CMX Alta are each sometimes referred to herein as a “Transferred Company” and collectively as the “Transferred Companies.
WHEREAS, subject to the terms and conditions of this Agreement, Buyers desire to purchase from the Sellers, and the Sellers desire to sell to Buyers, the Equity Interests held by each Seller in the Transferred Companies set forth opposite such Buyer’s name on Exhibit B (collectively, the “Shares”) such that after given effect to the transactions contemplated hereby MAC shall hold one (1) share of the Equity Interests of each of the Transferred Companies and Mondee shall hold the remaining Equity Interests;
AGREEMENT
In consideration of the mutual covenants, conditions and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.DEFINITIONS.
As used in this Agreement, the following terms have the respective meanings set forth below:
“Affiliate” means (a) with respect to an individual, (i) the family members of such individual by blood, adoption or marriage, (ii) such individual’s spouse or ex-spouse and (iii) any Person that is directly or indirectly under the Control of any of the foregoing individuals, (b) with respect to a trust, the beneficiaries, trustees and grantors of such trust and each of their respective Affiliates, and (c) with respect to any Person other than an individual or a trust, any Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with or of, such entity. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, from and after the
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Closing (as hereinafter defined), (y) none of the Transferred Companies or their Subsidiaries shall be considered an Affiliate of the Sellers or any of their respective Affiliates and, (z) none of the Sellers or any of their respective Affiliates shall be considered an Affiliate of any Transferred Company or its Subsidiaries.
“Affiliated Group” means a group of Persons that elects, is required to or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group or other group recognized by applicable Laws relating to Taxes.
“Agreement” has the meaning set forth in the Preamble.
“Annual Financial Statements” has the meaning set forth in Section 3.5(a).
“Applicable Exchange Rate” means, with respect to a particular calculation, the lesser of (a) $19.25 Pesos/Dollar, and (b) the average of the daily Peso/Dollar rate of exchange for the 365 days preceding the date of such calculation as published by the Mexican Central Bank in the Federal Official Gazette (Diario Oficial de la Federación).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Austin, TX and Mexico are open for the general transaction of business.
“Buyers” has the meaning set forth in the Preamble.
“Buyer Group Member” means (a) each Buyer and its Affiliates (including, for the avoidance of doubt, the Transferred Companies and their Subsidiaries following the Closing) and their respective directors, officers, employees and representatives and (b) the successors and assigns of the foregoing.
“Buyer Prepared Returns” has the meaning set forth in Section 6.4(a)(i).
“Buyer Releasees” has the meaning set forth in Section 8.9(a).
“Buyer Tax Losses” means all (a) Indemnified Taxes, (b) costs and expenses of preparing Tax Returns for a Pre-Closing Tax Period and (c) costs and expenses of contesting any audit or other Proceeding to the extent attributable to an Indemnified Tax.
“Buyer Transaction Documents” has the meaning set forth in Section 5.1(b).
“Cash” means the aggregate amount of cash and cash equivalents (including marketable securities and short-term investments with an original maturity of ninety (90) days or less when purchased, but excluding restricted cash, cash posted in respect of performance bonds and other similar instructions, amount held in trust and other similar arrangements, amounts held or managed on behalf of customers, clients or others, and customer deposits) of the Transferred Companies and their Subsidiaries. Cash shall be calculated net of the aggregate balance of all outstanding checks, Automated Clearing House Network (ACH) payments, drafts and debit transactions made or written against such accounts but shall include any uncleared checks, drafts and wire transfers received or deposited for the account of the Transferred Companies and their Subsidiaries. For the avoidance of doubt, the dollar value of Cash can be a positive amount or a negative amount.
“Certificates of Deposit” has the meaning set forth in Section 3.23.
“Closing” has the meaning set forth in Section 2.1(c).
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“Closing Cash” means the aggregate amount of Cash as of the Closing.
“Closing Date” has the meaning set forth in Section 2.1(c).
“Closing Indebtedness” means, without duplication, the aggregate amount of Indebtedness outstanding as of the Closing.
“Closing Net Working Capital” means the Net Working Capital as of the Closing.
“Closing Purchase Price” has the meaning set forth in Section 2.1(b).
“Closing Purchase Price Payment” has the meaning set forth in Section 2.2(a)(i).
“Closing Statement” has the meaning set forth in Section 2.2(c)(ii).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Intellectual Property” means all Intellectual Property owned or used, held for use by, or under obligation of assignment to, the Transferred Companies and their Subsidiaries in its business as previously conducted, currently conducted or currently proposed to be conducted, including any license agreement or other permission permitting the Transferred Companies and their Subsidiaries to use any Intellectual Property.
“Company Transaction Documents” has the meaning set forth in Section 3.1(b).
“Competing Business” means any business that is competitive with the business operated, or planned to be operated, by the Transferred Companies or their Subsidiaries as of the Closing Date or during the twelve (12) month period prior to the Closing Date.
“Confidential Information” means all information of the Transferred Companies and their Subsidiaries of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, financial condition, services, products or research or development of the Transferred Companies and their Subsidiaries, or any of their suppliers, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (a) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Transferred Companies’ and their Subsidiaries’ suppliers, customers, independent contractors or other business relations and their confidential information; (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, models, data and data bases relating thereto and (d) other Company Intellectual Property. Notwithstanding the foregoing, Confidential Information shall not include information that (x) is or becomes generally known or available to the public through no unauthorized action or omission, including a breach of any confidentiality obligations, or any other action or omission outside of the ordinary course of business at or prior to the time of disclosure; (y) becomes known to the disclosing party (or one of its Affiliates) after the Closing Date without any restriction on disclosure, which has not been disclosed to the disclosing party in violation of any Contract; or (z) is required to be disclosed by any Law, provided, however, that prompt notice of said requirement shall have been given to the non-disclosing party.
“Continuing Clients” has the meaning set forth in Section 9.15(b).
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“Contract” means any contract, agreement, bond, note, indenture, mortgage, license, franchise, lease and other instrument or obligation of any kind, whether oral or written, and including any amendment and other modification thereto.
“Copyrights” has the meaning set forth in the definition of Intellectual Property.
“COVID-19” means, SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof, related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, sequester, safety or similar measure taken to comply with any Legal Requirement, or any directive or guideline promulgated by any Governmental Entity, in each case, in connection with or response to COVID-19, including the COVID-19 Response Legislation.
“COVID-19 Response Legislation” means any Legal Requirement or executive order or executive memo in any jurisdiction (and any similar foreign Law), and any subsequent Law intended to address the consequences of COVID-19, including any regulatory provision from the General Health Council, Department of Health of the Federal Government, Secretary of Public Service, Judiciary and Legislative authority in Mexico.
“Current and Prior Real Property” has the meaning set forth in Section 3.21(a)(i).
“Databases” has the meaning set forth in the definition of Intellectual Property.
“Data Room” means that certain electronic data room operated by Box, Inc. on behalf of the Sellers and the Transferred Companies and their Subsidiaries through the date hereof titled “Sierra DD Data Room”.
“Disclosure Schedule” has the meaning set forth in the opening paragraph of Article 3.
“Dollar” or “$” means United States Dollar.
“Domain Names” has the meaning set forth in the definition of Intellectual Property.
“Earn-out Consideration” has as the meaning set forth in Section 2.2(d)(i).
“Earn-Out Payment” has as the meaning set forth in Section 2.2(d)(i).
“Earn-Out Period” means the First Measurement Period and, if the EBITDA for the First Measurement Period was less than $[***] ([***] United States Dollars), the 2024 Fiscal Year.
“Earn-Out Shares” has the meaning set forth in Section 2.2(d)(i).
“Earn-Out Share Value” means $10.00 (ten 00/100 United States Dollars).
“EBITDA” means all earnings of the Transferred Companies and their Subsidiaries before provision for interest, taxes, depreciation and amortization.
“Employment Agreements” has the meaning set forth in Section 7.1(c).
“Environmental Laws” has the meaning set forth in Section 3.21(a)(ii).
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“Equity Interest” means (i) any capital stock of a corporation, any corporation to promote investment, any partnership interest, any limited liability company interest, Mexican Branch, Sociedad en Comandita Simple or any other equity interest; (ii) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for, any such stock, equity interest or security referred to in clause (i); (iii) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii); and (iv) any contract to grant, issue, award, convey or sell any of the foregoing.
“Estimated Closing Cash” has the meaning set forth in Section 2.2(b)(i).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.2(b)(i).
“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.2(b)(i).
“Final Closing Cash” has the meaning set forth in Section 2.2(c)(vi).
“Final Closing Indebtedness” has the meaning set forth in Section 2.2(c)(vi).
“Final Closing Statement” has the meaning set forth in Section 2.2(c)(iv).
“Final Closing Net Working Capital” has the meaning set forth in Section 2.2(c)(vi).
“Financial Statements” means balance sheet and profit and loss statements and their corresponding support.
“First Measurement Period” has the meaning set forth in Section 2.2(d)(i).
“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for U.S. federal income Tax purposes as a partnership, (b) a “specified foreign corporation” within the meaning of Code Section 965 or (c) a “passive foreign investment corporation” within the meaning of Code Section 1297.
“Fraud” means, with respect to any Person, and with respect to the making of any representation or warranty by such Person in this Agreement or in any other Transaction Documents, and with respect to any statement or other information or materials included in the Relied Upon Materials, (a) a representation or warranty by such Person or a statement or other information or materials included in the Relied Upon Materials; (b) which such Person knew or believed to be false; (c) which such Person made or provided (or provided access to) with the intention of inducing reliance by another Person; (d) upon which such other Person relied; and (e) which caused such other Person to suffer damages as a result of such reliance. For the avoidance of doubt, the definition of “Fraud” in this Agreement does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated hereby for (i) constructive fraud or other fraud claim based on constructive knowledge or (ii) negligent misrepresentation, equitable fraud or any other fraud-based claim or theory that requires something less than actual knowledge or belief that a statement or other information or materials were false.
“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization and Power), 3.4 (Capitalization), 3.5(d)(Financial Statements), 3.10 (Tax Matters), 3.15 (Employee Benefit Plans, to the extent relating to Taxes), 3.17 (Affiliate Transactions); 3.22 (No Brokers), 3.22 (Letters of Credit), 3.23 (Representations Complete), 4.1 (Organization and Power), 4.2 (Execution; Delivery; Valid and Binding Agreements), 4.5 (No
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Brokers), 5.1 (Organization and Power; Conduct of Business), 5.2 (Execution; Delivery; Valid and Binding Agreements) and 5.5 (No Brokers).
“Governing Documents” shall have the meaning set forth in Section 3.1(c).
“Government Order” means any writ, award, civil investigative demand, decision, injunction, decree, judgment, order, ruling, charge, subpoena, verdict or other restriction or inquiry entered, issued or made by any Governmental Entity (whether preliminary or final).
“Governmental Entity” means any court, arbitrator or other foreign, federal, state or local governmental, regulatory or other administrative body, authority, department, commission, board, bureau, agency or instrumentality.
“Holdings” has the meaning set forth in the Preamble.
“Holdings Common Stock” shall have the meaning set forth in Section 2.2(d)(i).
“IFRS” means the International Financial Reporting Standards, issued by the IFRS Foundation and the International Accounting Standards Board, consistently applied.
“Indebtedness” means, without duplication, the aggregate amount of (a) any indebtedness of the Transferred Companies and their Subsidiaries for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including all obligations arising from bank overdrafts), (b) any indebtedness of the Transferred Companies and their Subsidiaries evidenced by any note, bond, debenture or other similar instrument or debt security, (c) any liabilities of the Transferred Companies and their Subsidiaries for any drawn on letters of credit, performance bonds, surety bonds and similar obligations, (d) any indebtedness for the deferred purchase price of property, assets, businesses or services with respect to which the Transferred Companies and their Subsidiaries are liable, contingently or otherwise, as obligor or otherwise, (e) any obligations under leases required to be capitalized in accordance with IFRS with respect to which the Transferred Companies and their Subsidiaries are liable as obligor, (f) any deferred revenue of the Transferred Companies and their Subsidiaries, (g) any indebtedness secured by a Lien on the assets the Transferred Companies and their Subsidiaries, (h) any loans/advances payable by the Transferred Companies and their Subsidiaries to any shareholders or related parties, (i) any non-compete payments, earn-out obligations and other obligations to former owners of businesses acquired by the Transferred Companies and their Subsidiaries, (j) any liabilities or obligations of the Transferred Companies and their Subsidiaries under any currency or interest swap, hedge or similar protection device, (k) any commitment by which the Transferred Companies and their Subsidiaries assure a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (l) all obligations and liabilities of the Transferred Companies and their Subsidiaries in respect of declared but unpaid dividends, (m) all unpaid income Taxes of the Transferred Companies and their Subsidiaries for any Pre-Closing Tax Period or portion of any Straddle Period ending on the Closing Date (calculated on a jurisdiction-by-jurisdiction basis with zero dollars ($0) being the lowest amount for a jurisdiction), (n) any obligations under any loan program administered under COVID-19 Response Legislation or any other government loan assistance program, (o)(i) the accrued but unpaid amount of any withholding, employment, payroll, social security or similar Taxes of the Company that would otherwise have been due and payable on or before the Closing Date except that the requirement to make such payments was deferred pursuant to COVID-19 Response Legislation and (ii) all Taxes of the Company for any Pre-Closing Tax Period deferred pursuant to COVID-19Response Legislation, (p) guarantees made by the Transferred Companies and their Subsidiaries in connection with the foregoing and any other financial guarantees of the Transferred Companies and their Subsidiaries of any kind, (q) any amounts that the Transferred Companies and their Subsidiaries owe to a third party by Contract or Government Order
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regarding actual or threatened litigation or controversy, (r) any amounts due to or in respect of current or former employees of the Transferred Companies and their Subsidiaries with respect to (i) accrued and unpaid vacation, (ii) bonus or commission amounts related to the pre-Closing period (irrespective of whether accrued), (iii) accrued and unpaid 401(k) profit sharing contributions and (iv) severance payments or other similar obligations related to the termination of any former employees (including the employer portion of any related payroll and other employment Taxes for the foregoing items (i) through (iv)) and (s) any accrued interest, penalties, fees and expenses (including prepayment penalties, premiums, breakage costs, fees and other costs and expenses associated with repayment) on any of the foregoing items (a) through (r). For purposes of this definition, “Indebtedness” shall include all liabilities of nominee owners or similar parties attributable to the Transferred Companies or their Subsidiaries.
“Indemnified Party” has the meaning set forth in Section 8.4(a).
“Indemnified Taxes” (and the correlative meaning “Indemnified Tax”) means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a contract, agreement or other arrangement entered into (or assumed) by any Transferred Company or its Subsidiaries on or prior to the Closing Date, in connection with the filing of a Tax Return (or amendment thereto), payable as a result of an assessment or adjustment by a Governmental Entity, by means of withholding or for any other reason and whether disputed or not):
(a)all Taxes of the Sellers;
(b)all Taxes of the Transferred Companies and their Subsidiaries (other than Transfer Taxes (which are governed by the following clause (e)), for (or as provided in Section 6.4(b) attributable to) any Pre-Closing Tax Period or portion of any Straddle Period ending on the Closing Date;
(c)all Taxes for which the Transferred Companies and their Subsidiaries are liable (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Laws) as a result of being a member of (or leaving) an Affiliated Group on or before the Closing Date;
(d)all Taxes resulting from (i) a breach of a representation or warranty contained in Section 3.10 (Tax Matters) or a representation or warranty with respect to Taxes contained in Section 3.15 (Employee Benefit Plans), in each case construed as if they were not qualified by “Knowledge,” “material,” “Material Adverse Effect” or similar language, or (ii) a breach of a covenant or other agreement contained in this Agreement by any of the Sellers;
(e)the Sellers’ allocable share of all Transfer Taxes as determined under Section 6.4(f); and
(f)all Taxes imposed as a result of any loss, reduction, disallowance or unavailability (in whole or in part) of any refund (whether as cash or a credit or offset against Taxes otherwise payable) that (i) was received by the Transferred Companies and their Subsidiaries on or before the Closing Date; or (ii) was specifically included in the computation of the Final Closing Net Working Capital;
provided, however, that Indemnified Taxes shall exclude any Taxes to the extent specifically included in the computation of the Final Closing Net Working Capital.
“Indemnifying Party” has the meaning set forth in Section 8.4(a).
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“Insurance Policies” has the meaning set forth in Section 3.16.
“Intellectual Property” means all of the following and all rights therein, arising out of or associated therewith, throughout the world, including all: (a) United States, Mexico, international and foreign patents, industrial design registrations and utility models, applications for any of the foregoing and any patentable subject matter, whether or not the subject of any application, and all reissues, reexaminations, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof (“Patents”); (b) United States, Mexico, international and foreign trademarks, service marks, commercial advertisements, certification marks, trade names, trade dress, logos, slogans, tag lines and other designators of origin (all whether registered or not), all applications and registrations for any of the foregoing and all goodwill associated with any of the foregoing (“Trademarks”); (c) uniform resource locators, Internet domain names and numbers, social media accounts and handles, websites and any registrations and applications for any of the foregoing (“Domain Names”); (d) copyrightable works of authorship, copyright applications and registrations therefor and all rights corresponding thereto throughout the world, and all moral and economic rights of authors and inventors, however denominated, throughout the world (“Copyrights”); (e) computer programs, applications, tools, development kits, firmware, compilers, algorithms, libraries and other computer software, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable code or other form, all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and all other documentation relating thereto (“Software”); (f) databases or other collections of data (excluding publicly available data and databases) and all rights therein throughout the world (“Databases”); (g) inventions (whether or not patentable), invention disclosures, improvements and trade secrets (“Inventions”); (h) know-how, proprietary information, technology, technical data and customer lists, tangible or intangible proprietary information and all documents relating to any of the foregoing (“Technology”); and (i) all other material intellectual and industrial property rights of every kind and nature and however designated, whether registered or unregistered, and all applications and registrations therefor throughout the world and all renewals and extensions thereof (“Other IP”).
“Internal Use Software” has the meaning set forth in Section 3.12(d).
“Inventions” has the meaning set forth in the definition of Intellectual Property.
“Knowledge of Sellers” (or words of similar import) shall mean the knowledge of José Luis Castro Gómez, Judith Guerra Aguijosa and Abraham Shabot Cherem, in each case, following due inquiry.
“Latest Balance Sheet” has the meaning set forth in Section 3.5(a).
“Latest Financial Statements” has the meaning set forth in Section 3.5(a).
“Law” means any foreign, federal, state or local law, common law, statute, rule, regulation, interpretation, ordinance, Government Order, judgment, injunction or decree of any Governmental Entity.
“Leases” has the meaning set forth in Section 3.9(a).
“Letters of Credit” has the meaning set forth in Section 3.23.
“Lien” means a mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security interest, security agreement, easement, covenant, restriction, charge,
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option, right of first refusal, voting trust, proxy or other encumbrance of any kind or nature whatsoever.
“Losses” means any and all losses, liabilities, damages, claims, awards, judgments, penalties, fines, Taxes, costs and expenses (including the reasonable out-of-pocket costs of investigation and remediation and reasonable out-of-pocket accountants’, attorneys’ and other professionals’ fees and expenses).
“LTAS” means the Law of the Tax Administration Service, 1995 of Mexico, as amended and the applicable tax legislation, such as the Federal Tax Code.
“Material Adverse Effect” means any change, occurrence, condition or circumstance, which individually or in the aggregate, (a) has had or may reasonably be expected to have a material adverse effect on, or a material adverse change in, as the case may be, the assets, liabilities, financial position, results of operations, pricing or operating margins, business condition or prospects of any Transferred Company or its Subsidiaries, taken as a whole, or (b) would prevent or materially impede any Seller’s ability to consummate the transactions contemplated hereby, other than any change, effect, fact, event or circumstance arising out of or resulting from (i) changes in conditions in the U.S., Mexican, or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Transferred Companies and their Subsidiaries conducts their business, (iii) changes in Law or IFRS, (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (v) earthquakes, hurricanes, floods or other natural disasters or (vi) any failure of the Transferred Companies and their Subsidiaries to meet any projections or forecasts (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); except, in the case of each of the foregoing clauses (i) through (vi), as would not reasonably be expected to disproportionately affect any Transferred Company or its Subsidiaries as compared to other similar businesses in their industry.
“Material Customer” has the meaning set forth in Section 3.18(a).
“Material Contract” has the meaning set forth in Section 3.11(a).
“Material Vendor” has the meaning set forth in Section 3.18(b).
“Mexican Income Tax Law” means Ley del Impuesto sobre la Renta.
“Mexican NIFS” means the Normas de Información Financiera Mexicanas published by the Consejo Mexicano de Normas de Información Financiera, A.C,. consistently applied from time to time (Mexican GAAPS).
“Net Working Capital” means an amount (which may be positive or negative) equal to (a) the sum of the current assets, including all short-term and long-term restricted cash and deposits, of the Transferred Companies and their Subsidiaries minus (b) the sum of the current liabilities of the Transferred Companies and their Subsidiaries, in each case, determined in accordance with IFRS, and the illustrative calculation set forth on Exhibit E; provided, that for purposes of calculating Net Working Capital hereunder, the parties agree that:
(i)Net Working Capital shall be calculated without giving effect to (A) any changes therein relating to or resulting from the consummation of the transactions
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contemplated by this Agreement or (B) any accounts receivable, accounts payable or loans of any kind or nature between any Transferred Company or its Subsidiaries, on the one hand, and any Seller (or any of their respective Affiliates), on the other hand;
(ii)such current assets shall exclude (A) Cash, (B) Certificates of Deposit and (C) all income Tax assets, whether current or deferred; and
(iii)such current liabilities shall exclude all income Tax liabilities, whether current or deferred.
“Neutral Auditor” has the meaning set forth in Section 2.2(c)(iv).
“Notices” has the meaning set forth in Section 9.4.
“Open Source Code” has the meaning set forth in Section 3.12(d).
“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the business of the Transferred Companies and their Subsidiaries consistent with past custom and practice (including with respect to quantity and frequency); provided, that in no event shall any breach of Law or Contract or violation of any Permit be considered ordinary or usual course of normal day-to-day operations of the business of the Transferred Companies and their Subsidiaries.
“Ordinary Course Tax Sharing Agreement” means any Tax Sharing Agreement entered into in the Ordinary Course of Business that is not primarily related to Taxes but which typically includes in that type of contract Tax sharing responsibilities (such as paying real estate Taxes in leases or grossing up for withholding Taxes in a credit agreement).
“Other IP” has the meaning set forth in the definition of Intellectual Property.
“Permits” means licenses, permits, registrations, franchises, grants, authorizations, consents, approvals, orders and certificates from Governmental Entities, the Airline Reporting Corporation or any similar body.
“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable, or Taxes, if any, being contested in good faith by appropriate proceedings, (b) Liens imposed by Law, such as carrier’s, warehousemen’s and mechanic’s Liens and other similar Liens, which arise in the Ordinary Course of Business with respect to obligations not yet due, (c) Liens arising from leases of personal property (other than any leases required to be capitalized in accordance with IFRS) that are disclosed on the Disclosure Schedule, and (d) Liens in the nature of easements, rights-of-way, restrictions and other similar charges or encumbrances which do not, individually or in the aggregate, materially interfere with the use of any Real Property by the Transferred Companies and their Subsidiaries.
“Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, Governmental Entity or other entity or group.
“Personal Information” means any biological samples and any information in any media that (a) is governed by any Laws, industry guidelines or standards applicable to any Transferred Company or its Subsidiaries, or any policy of any Transferred Company or its Subsidiaries relating to privacy, security, data use, data protection and destruction, data breach notification or data transfer issues, including health information and personal data, or (b) identifies, relates to, is linked to or is reasonably capable of being used to identify an individual, either alone or in combination with other information, including an individual’s name, address, phone number,
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username or password, social security number or other government-issued number, financial account number, date of birth, email address, any information that can be used to contact someone or serve them with information (including identifiers used to engage in interest based advertising) or other personally identifiable information.
"Pesos” means Mexican Pesos.
“Plan” has the meaning set forth in Section 3.15(a).
“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.
“Preliminary Closing Statement” has the meaning set forth in Section 2.2(b)(i).
“Privacy Contracts” has the meaning set forth in Section 3.12(i).
“Pro Rata Percentage” means (a) with respect to each Seller, the percentage set forth opposite such Seller’s name under the heading “Pro Rata Percentage” on Exhibit A, and (b) with respect to each Buyer, the percentage set forth opposite such Buyer’s name under the heading “Pro Rata Percentage” on Exhibit B.
“Proceeding” means any claim, action, cause of action or suit, petition, litigation, controversy, assessment, audit, arbitration, investigation, hearing, charge, complaint, grievance, demand, notice or proceeding to, from, by or before any Governmental Entity or arbitrator, whether civil, criminal, administrative, investigative or informal brought, conducted, commenced or heard.
“Protected Communications” means any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that occurred prior to the Closing between or among any Transferred Company or their Subsidiaries, any of the Sellers or any of their respective Affiliates, equity holders, directors, officers, employees, agents, representatives, advisors and attorneys (including Lagos Carrillo, S.C.) relating to or in connection with the negotiation of this Agreement, the events and negotiations leading to this Agreement, any of the transactions contemplated hereby or any other potential sale or change of control transaction involving the any Transferred Company or its Subsidiaries and that are considered to be entitled to the legal privilege for attorney client communications under applicable Law and professional rules.
“Purchase Price” has the meaning set forth in Section 2.1(b).
“Purchased Equity” has the meaning set forth in the Recitals.
“Put-Call Option Agreement” means the Put-Call Option Agreement attached hereto as Exhibit C, executed by and among each Seller and Holdings.
“Real Property” has the meaning set forth in Section 3.9(a).
“Registered Intellectual Property” has the meaning set forth in Section 3.12(b).
“Related Persons” has the meaning set forth in Section 8.9.
“Relied Upon Materials” means all information and documents in the Data Room as of the date hereof.
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“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, advisors and financing sources (including financial advisors, counsel and accountants).
“Resolution Period” has the meaning set forth in Section 2.2(c)(ii).
“SAT” means Mexico’s Servicio de Administración Tributaria or Tax Administration Service.
“Securities Act” has the meaning set forth in Section 4.4.
“Sellers” has the meaning set forth in the Preamble.
“Seller Group Member” means (a) each Seller and (b) the successors and assigns of each Seller.
“Seller Transaction Documents” has the meaning set forth in Section 4.1.
“Shares” has the meaning set forth in the Recitals.
“Shares Registry Books” means the corporate book from each Transferred Companies where Shares are recorded and identified pursuant to applicable Law.
“Software” has the meaning set forth in the definition of Intellectual Property.
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary and, unless otherwise expressly provided, shall mean a Subsidiary of the Transferred Companies. For the avoidance of doubt, CMX Alta and CMX Travel are each a Subsidiary of CMX Holdings and a Transferred Company.
“SSL” has the meaning set forth in Section 3.15(a).
“SSL Affiliate” has the meaning set forth in Section 3.15(b).
“Target Cash” means $1,500,000.
“Target Net Working Capital” means $2,900,000.
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“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, sales, use, user, leasing, lease, transfer, natural resources, premium, ad valorem, value added, franchise, profits, gaming, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, fuel, interest equalization, registration, recording, occupation, premium, turnover, personal property (tangible and intangible), real property, unclaimed or abandoned property, alternative or add-on, windfall or excess profits, environmental, social security, disability, unemployment or other tax or customs duties or amount imposed by (or otherwise payable to) any Governmental Entity, or any interest, penalties, additions to tax or additional amounts assessed, imposed or otherwise due or payable under applicable Laws with respect to taxes, in each case, whether disputed or not.
“Tax Contest” has the meaning set forth in Section 6.4(d)(ii).
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendments, in each case, submitted to (or required under applicable Laws to be submitted to) a Governmental Entity or third party.
“Tax Sharing Agreement” means any agreement including any provision pursuant to which any Transferred Company or its Subsidiaries are obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.
“Technology” has the meaning set forth in the definition of Intellectual Property.
“Third Party Intellectual Property” has the meaning set forth in Section 3.12(f).
“Trademarks” has the meaning set forth in the definition of Intellectual Property.
“Transaction Documents” has the meaning set forth in Section 5.1(b).
“Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Transfer Taxes” has the meaning set forth in Section 6.4(f).
“Transferred Companies” has the meaning set forth in the Preamble.
“Unlisted IP” has the meaning set forth in Section 3.12(a).
“2024 Fiscal Year” has the meaning set forth in Section 2.2(d)(i).
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2.PURCHASE, CLOSING, TRUE-UP AND EARN-OUT.
2.1.Acquisition of the Shares; Consideration; Closing.
(a)Acquisition of the Shares. At the Closing, subject to the terms and conditions of this Agreement, each Buyer agrees to purchase and acquire from the Sellers, and the Sellers agree to sell, convey, assign, transfer and deliver to each Buyer, without reservation or limitation of ownership, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws or the bylaws of the Transferred Companies), the Shares set forth opposite such Buyer’s name on Exhibit B.
(b)Consideration. The aggregate consideration to be paid hereunder by Buyers for the Shares shall be $4,000,000.00 (four million 00/100 United States Dollars), payable as provided in Section 2.2 (as adjusted pursuant to Sections 2.2(b) and 2.2(c), the “Closing Purchase Price”). The Closing Purchase Price and the Earn-Out Consideration are collectively referred to as the “Purchase Price.”
(c)Closing. The closing of the purchase and sale of the Shares, and the other transactions contemplated by this Agreement (collectively, the “Closing”) will take place on the date of this Agreement (the “Closing Date”) through the electronic exchange of executed documents and other closing deliveries via email transmission (via PDF) followed by originals when required by Law. The Closing shall be effective as of 11:59 p.m. Central time on the Closing Date.
2.2.Payment of Purchase Price; Purchase Price True-Ups.
(a)Closing Purchase Price Payment. At the Closing, Buyers shall pay the Purchase Price, in accordance with their Pro Rata Percentages, by wire transfer of immediately available funds to the accounts designated by the Sellers, as follows:
(i)The aggregate consideration to be paid to the Sellers at the Closing for the Shares (the “Closing Purchase Price Payment”) shall be equal to an aggregate amount to be calculated as follows: (A) $4,000,000.00 (four million 00/100 United States Dollars), minus (B) the amount of the adjustment calculated pursuant to Section 2.2(b)(ii) and minus (C) the amount of the adjustment calculated pursuant to Section 2.2(b)(iii) and minus (D) any Closing Indebtedness.
(b)Preliminary Purchase Price True-Ups and Estimates.
(i)The Sellers have delivered to each Buyer, at least one (1) Business Day prior to Closing, a statement (the “Preliminary Closing Statement”) setting forth the Sellers’ good faith estimates of (A) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (B) the Closing Cash (the “Estimated Closing Cash”), and (C) the Closing Indebtedness (the “Estimated Closing Indebtedness”). The Sellers’ estimates set forth in the Preliminary Closing Statement shall be based upon and consistent with the terms and conditions of this Agreement and, for the avoidance of doubt, each Buyer’s acceptance of the Preliminary Closing Statement for purposes of the Closing shall not limit or otherwise affect Buyers’ rights under Section 2.2(c) or Article 8.
(ii)If the Estimated Closing Net Working Capital is less than the Target Net Working Capital, then the Purchase Price (and the Purchase Price Payment) will be decreased dollar-for-dollar by the amount of such shortfall.
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(iii)If the Estimated Closing Cash is less than the Target Cash, then the Purchase Price (and the Purchase Price Payment) will be decreased dollar-for-dollar by the amount of such shortfall.
(iv)The Purchase Price (and the Purchase Price Payment) will be decreased dollar-for-dollar by the amount of the Estimated Closing Indebtedness.
The Purchase Price will thereafter be subject to further adjustment as provided in Section 2.2(c).
(c)Post-Closing Purchase Price True-Ups.
(i)Calculation of Adjustment.
(A)If the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, the Purchase Price (as adjusted pursuant to Sections 2.2(b)(ii)-(iv)) will be increased dollar-for-dollar by the amount of such excess; provided, however, that the maximum increase pursuant to this section shall be equal to the amount by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital. If the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital, the Purchase Price (as adjusted pursuant to Sections 2.2(b)(ii)-(iv)) will be decreased dollar-for-dollar by the amount of such shortfall.
(B)If the Final Closing Cash is greater than the Estimated Closing Cash, the Purchase Price (as adjusted pursuant to Sections 2.2(b)(ii)-(iv)) will be increased dollar-for-dollar by the amount of such excess; provided, however, that the maximum increase pursuant to this section shall be equal to the amount by which the Target Closing Cash exceeded the Estimated Closing Cash. If the Final Closing Cash is less than the Estimated Closing Cash, the Purchase Price (as adjusted pursuant to Sections 2.2(b)(ii)-(iv)) will be decreased dollar-for-dollar by the amount of such shortfall.
(C)If the Final Indebtedness is greater than the Estimated Closing Indebtedness, the Purchase Price (as adjusted pursuant to Sections 2.2(b)(ii)-(iv)) will be decreased dollar-for-dollar by the amount of such excess. If the Final Closing Indebtedness is less than the Estimated Closing Indebtedness, the Purchase Price (as adjusted pursuant to Sections 2.2(b)(ii)-(iv)) will be increased dollar-for-dollar by the amount of such shortfall; provided, however, that the maximum increase pursuant to this section shall be equal to the Estimated Closing Indebtedness.
(D)The amount of any decrease to the Purchase Price, determined pursuant to this Section 2.2(c)(i), shall be paid by the Sellers (in accordance with their Pro Rata Percentages) to Buyers by wire transfer of immediately available funds to the account designated by Buyers. The amount of any increase to the Purchase Price, determined pursuant to this Section 2.2(c)(i), shall be paid by Buyers (in accordance with their Pro Rata Percentages) to the Sellers in accordance with their Pro Rata Percentages by wire transfer of immediately available funds to the accounts designated by the Sellers.
Any payment owed pursuant to this Section 2.2(c) will be paid within five (5) Business Days after the Final Closing Statement is agreed to by the Sellers and Buyers or determined by the Neutral Auditor in accordance with this Section 2.2(c).
(ii)Within six (6) months following the Closing Date, Buyers will prepare and deliver to the Sellers a statement (the “Closing Statement”) reflecting (A) Buyers’ calculation with sufficient detail of (1) the Closing Net Working Capital and (2) the Closing Cash and (B) based on such calculations, Buyers’ calculation of the Purchase Price.
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(iii)After receipt of the Closing Statement, the Sellers shall have thirty (30) days to review it. To the extent reasonably required to complete the Sellers’ review of the Closing Statement, the Sellers and their Representatives (in each case, subject to the execution of a customary confidentiality agreement) shall have reasonable access during normal business hours to the books and records of the Transferred Companies and their Subsidiaries as may be reasonably required for such review. The Sellers shall deliver notice to Buyers on or prior to the thirtieth (30th) day after receipt of the Closing Statement specifying in reasonable detail any disputed items and a summary of the basis therefor. If the Sellers fail to deliver such notice in such thirty (30)-day period, the Sellers shall have waived their right to contest the Closing Statement. If the Sellers notify Buyers of any objections to the Closing Statement in such thirty (30)-day period, the Sellers and Buyers shall, within thirty (30) days following the date of such notice of objections (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for purposes of this Section 2.2.
(iv)If, at the conclusion of the Resolution Period, the Sellers and Buyers have not reached an agreement in respect of the Sellers’ objections to the Closing Statement, then all amounts and issues remaining in dispute will be submitted by the Sellers and Buyers to a mutually acceptable independent nationally or regionally recognized accounting firm (the “Neutral Auditor”), who shall be considered an arbitrator for purposes under this Agreement, for a determination resolving such amounts and issues. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne by Buyers and the Sellers (in accordance with their Pro Rata Percentages), respectively, in the proportion that the aggregate dollar amount of the disputed items submitted to the Neutral Auditor by Buyers or the Sellers that are unsuccessfully disputed by such party (as finally determined by the Neutral Auditor) bears to the aggregate dollar amount of disputed items submitted by Buyers and the Sellers. Except as provided in the preceding sentence, all other costs and expenses incurred by Buyers and the Sellers in connection with resolving any dispute hereunder before the Neutral Auditor will be borne by the party incurring such cost and expense. The Neutral Auditor shall determine only those issues still in dispute at the end of the Resolution Period, and the Neutral Auditor’s determination will be based upon and consistent with the terms and conditions of this Agreement; provided, that the determination by the Neutral Auditor will be based solely on presentations with respect to such disputed items by Buyers and the Sellers to the Neutral Auditor and not on the Neutral Auditor’s independent review. Buyers and the Sellers shall use their commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Neutral Auditor of the disputed items (but in no event later than fifteen (15) days after engagement of the Neutral Auditor), and each of Buyers and the Sellers will be entitled, as part of its presentation, to respond to the presentation of the other and any questions and requests of the Neutral Auditor. In deciding any matter, the Neutral Auditor (i) will be bound by the provisions of this Section 2.2(c)(iv) and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either Buyers or the Sellers or less than the smallest value for such item claimed by Buyers or the Sellers.
(v)The Neutral Auditor shall be instructed to make its determination within forty-five (45) days after its engagement (which engagement will be made no later than five (5) Business Days after the end of the Resolution Period), or as soon thereafter as possible, will be set forth in a written statement delivered to the Sellers and Buyers and will be final, conclusive, non-appealable and binding for purposes of this Section 2.2; provided, that such determination may be reviewed, corrected or set aside by a court of competent jurisdiction, but only upon a finding that the Neutral Auditor committed manifest error with respect to its determination. The term “Final Closing Statement” means the definitive Closing Statement agreed to by the Sellers and Buyers in accordance with Section 2.2(c)(iii) or the definitive Closing Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 2.2(c)(v).
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(vi)For purposes hereof, “Final Closing Net Working Capital” means the Closing Net Working Capital as finally determined in accordance with this Section 2.2; “Final Closing Cash” means the Closing Cash as finally determined in accordance with this Section 2.2; and “Final Closing Indebtedness” means the Closing Indebtedness as finally determined in accordance with this Section 2.2.
(d)Earn-Out. In addition to the payment of the Closing Purchase Price, Buyers shall pay (in accordance with their Pro Rata Percentages) the Earn-Out Payments to the Sellers and Holdings shall issue the Earn-Out Shares to the Sellers based on the following:
(i)Subject to the provisions of subsections (ii) and (vi) below, Buyers shall pay the Earn-Out Payment (in accordance with their Pro Rata Percentages) to the Sellers and Holdings shall issue the Earn-Out Shares to the Sellers calculated as follows:
(A)if the EBITDA for the twelve (12)-month period beginning on the Closing Date and ending on the twelve-month anniversary of the Closing Date (the “First Measurement Period”) falls within a range set forth in the table below under the heading “First Period EBITDA,” then each of the Sellers shall receive (in accordance with their Pro Rata Percentages) their portion of the amount set forth to the right of the applicable EBITDA range under the heading “Earn-Out Payment” in cash and shall be issued and delivered (in accordance with their Pro Rata Percentages) their portion of the number of shares of Class A Common Stock in Holdings, par value $0.0001 (zero 0001/10000 United States Dollars) per share (“Holdings Common Stock”), set forth to the right of the applicable EBITDA range under the heading “Earn-Out Shares”:

First Period EBITDA	Earn-Out Payment	Earn-Out Shares
≥$[***]	$[***]	[***]
<$[***] and ≥$[***]	$[***]	[***]
<$[***] and ≥$[***]	$[***]	[***]
(B)if the EBITDA for the First Measurement Period was less than $[***] ([***] United States Dollars) and greater than or equal to $[***] ([***] United States Dollars), then if the EBITDA for the twelve (12)-month period beginning on January 1, 2024 and ending on December 31, 2024 (the “2024 Fiscal Year”) falls within a range set forth in the table below under the heading “2024 EBITDA,” then each of the Sellers shall receive (in accordance with their Pro Rata Percentages) their portion of the amount set forth to the right of the applicable EBITDA range under the heading “Earn-Out Payment” in cash:

2024 EBITDA	Earn-Out Payment
≥$[***]	$[***]
(C)if the EBITDA for the First Measurement Period was less than $[***] ([***] United States Dollars) and greater than $[***] ([***] United States Dollars), then if EBITDA for the 2024 Fiscal Year falls within a range set forth in the table below under the heading “2024 EBITDA,” each of the Sellers shall receive (in accordance with their Pro Rata
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Percentages) their portion of the amount set forth to the right of the applicable EBITDA range under the heading “Earn-Out Payment” in cash:

2024 EBITDA	Earn-Out Payment
≥$[***]	$[***]
<$[***] and ≥$[***]	$[***]
(D)if the EBITDA for the First Measurement Period was less than $[***] ([***] United States Dollars), then if EBITDA for the 2024 Fiscal Year falls within a range set forth in the table below under the heading “2024 EBITDA,” each of the Sellers shall receive (in accordance with their Pro Rata Percentages) their portion of the amount set forth to the right of the applicable EBITDA range under the heading “Earn-Out Payment” in cash and their portion of the number of shares of Holdings Common Stock, set forth to the right of the applicable EBITDA range under the heading “Earn-Out Shares”:

2024 EBITDA	Earn-Out Payment	Earn-Out Shares
≥$[***]	$[***]	[***]
<$1[***] and ≥$[***]	$[***]	[***]
<$[***] and ≥$[***]	$[***]	[***]
The amount in cash payable under this Section 2.2(d)(i) is referred to herein as the “Earn-Out Payments,” the shares of Holdings Common Stock issuable under this Section 2.2(d)(i) are referred to herein as the “Earnout Shares,” and the Earn-Out Payments and Earn-Out Shares are collective referred to herein as the “Earn-Out Consideration”.
For the avoidance of doubt, the maximum amount of Earn-Out Payments payable under this Section 2.2(d) is $1,000,000.00 (one million 00/100 United States Dollars) and the maximum number of shares of Holdings Common Stock issuable under this Section 2.2(d) is 400,000 (four hundred thousand) shares.
By way of example, if the EBITDA for the First Measurement Period is $[***] ([***] United States Dollars) and the EBITDA for the 2024 Fiscal Year is $[***] ([***] United States Dollars), then, for the First Measurement Period the Earn-Out Payment will be $[***] ([***] United States Dollars) and the Earn-Out Shares will be [***] ([***]) shares, and, for Fiscal Year 2024, the Earn-Out Payment will be $[***] ([***] United States Dollars).
(ii)For purposes of calculating EBITDA under this Section 2.2(d), Mexican Pesos shall be converted to United States Dollars using the Applicable Exchange Rate. An illustrative calculation of EBITDA is set forth in Exhibit D.
(iii)As of the next month following Closing, Buyers shall provide to the Sellers on a quarterly basis, written reports containing financial information of the Transferred Companies required to calculate adjustments to Purchase Price or Earn Out
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Payments, including but not limited to EBITDA for the First Measurement Period and, if EBITDA for the First Measurement Period was less than $[***] ([***] United States Dollars), EBITDA for the 2024 Fiscal Year, and the quarterly Financial Statements; provided that the Buyers shall not be required to divulge any material non-public information concerning the Buyers or their Affiliates.
(iv)Within sixty (60) days after the end of the First Measurement Period and, if EBITDA for the First Measurement Period was less than $[***] ([***] United States Dollars), within sixty (60) days after the end of the 2024 Fiscal Year, Buyers will notify the Sellers whether any Earn-Out Consideration is payable or issuable and provide the Sellers with a worksheet calculating the amount thereof, if any. The Sellers shall then have the same rights to review and object as set forth in Section 2.2(c)(iii), and any dispute will be resolved as provided in Sections 2.2(c)(iv) and 2.2(c)(v). Within thirty (30) Business Days after the review period specified in Section 2.2(c)(iii) has run or acceptance by Sellers, Buyers will pay or issue and deliver any undisputed amount of the Earn-Out Consideration to the Sellers, and will pay or issue any balance within ten (10) Business Days of resolution of objections thereon.
(v)Subject to the terms of this Agreement, following the Closing, Buyers will have the sole discretion with regard to all matters relating to the operation of the Transferred Companies and their Subsidiaries; provided that during the Earn-Out Period, Buyers (i) shall not take any actions in bad faith for the specific purpose of intentionally seeking to avoid the payment of any Earn-Out Payments potentially payable hereunder and (ii) shall operate the business in the Ordinary Course of Business, which may include optimizations of the business the Buyers determine appropriate.
(vi)Buyers shall have the right to withhold and set off against any amount otherwise due to be paid or Earn-Out Shares due to be issued under this Section 2.2(d), the amount of (A) any adjustments to the Purchase Price owed to Buyers under Section 2.2(c), and (B) any Losses to which any Buyer Group Member may be entitled to receive as indemnification under Article 8.
(vii)The Parties understand and agree that (A) the contingent right to receive any Earn-Out Consideration will not be represented by any instrument or certificate, is not transferable (except for: (a) a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Seller or any other person with whom such Seller has a relationship by blood, marriage or adoption not more remote than first cousin, which trust remain at all times in the sole control of the applicable Seller, and; (b) by will or intestate succession upon the death of the Seller), and does not constitute an equity or ownership interest in Buyers or Holdings, (B) the Sellers will not have any rights as a securityholder of Buyers or Holdings as a result of the Sellers’ contingent right to receive any Earn-Out Consideration hereunder, and (C) no interest is payable with respect to any Earn-Out Consideration. Any transfer in violation of this Section 2.2(d)(vii) shall be void ab initio.
2.3.Withholding. Each Buyer and its Affiliates (including Holdings) shall be entitled to deduct and withhold from amounts otherwise payable to any Person pursuant to this Agreement and/or the other Transaction Documents such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code or any other applicable provision of Law. To the extent that any amounts are so deducted or withheld and paid over to the appropriate Governmental Entity by each Buyer and its Affiliates (including Holdings), such amounts shall be treated for all purposes of this Agreement and/or the other Transaction Documents as having been paid to the Person to which such amounts would otherwise have been paid.
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3.REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSFERRED COMPANIES.
As a material inducement to Buyers and Holdings to enter into this Agreement, with the understanding that Buyers and Holdings will be relying thereon in consummating the transactions contemplated hereby, the Sellers, jointly and severally, represent and warrant to each Buyer and Holdings that, except as set forth in the disclosure schedule delivered by the Sellers to each Buyer and Holdings on the date hereof (the “Disclosure Schedule”):
3.1.Organization and Power.
(a)Each Transferred Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary power and authority and all authorizations, licenses, Permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and currently proposed to be conducted.
(b)Each Transferred Company has the requisite power and authority and its corporate purpose allows to enter into and perform its obligations under the documents and other agreements contemplated by this Agreement to which such Transferred Company is a party (collectively, the “Company Transaction Documents”).
(c)The copies of the incorporation and current organizational and governing documents of each Transferred Company and its Subsidiaries (the “Governing Documents”) made available by the Sellers to Buyers prior to the date hereof reflect all amendments or other modifications made thereto and are true, correct and complete, and in effect, as of the date hereof. None of the Transferred Companies or their Subsidiaries is in violation of any of the provisions of its Governing Documents and each Transferred Company is qualified to do business in Mexico and as a foreign legal entity in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not otherwise adversely affect such Transferred Company in any material respect.
(d)A true and complete list of the Subsidiaries of each Transferred Company is set forth on Section 3.1(d) of the Disclosure Schedule, and such list set forth, with respect to each such Subsidiary, as of the date hereof (i) its jurisdiction of organization or formation, (ii) the direct or indirect ownership interest of the Transferred Company in each Subsidiary, as well as the ownership interest of any other Person in each Subsidiary that is not wholly owned, directly or indirectly, by the Transferred Company, and (iii) the Transferred Company’s or its Subsidiaries’ direct or indirect equity interests in any other Person.
3.2.Execution; Delivery; Valid and Binding Agreements. The execution, delivery and performance by each Transferred Company of this Agreement and the other Company Transaction Documents, and the consummation by the Transferred Companies of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action on the part of each Transferred Company. This Agreement and each of the other Company Transaction Documents have been duly executed and delivered by each Transferred Companies and (assuming the due authorization, execution and delivery by the other parties thereto) constitute the valid and binding obligation of each Transferred Company, enforceable in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The Transferred Companies and its Subsidiaries acknowledge and accept that (i) the Administration Board of each Transferred Company has been notified of the transfer of Shares pursuant to this Agreement
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prior to Closing and (ii) the transfer of Shares is a permitted transfer in terms of each of the bylaws of the Transferred Companies.
3.3.No Breach. Subject to receiving consents from or providing notices to the third parties and Governmental Entities listed on Section 3.3 of the Disclosure Schedule, the execution, delivery and performance by the Sellers of this Agreement and the other Seller Transaction Documents, and the consummation by the Sellers of the transactions contemplated hereby and thereby, do not and will not require any consent from or notice to any third parties or Governmental Entities and do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of or result in the creation of a right of termination or acceleration or any Lien upon any assets of the Transferred Companies or their Subsidiaries under the provisions of (a) any Contract or Permit by which any Transferred Company or its Subsidiaries are bound or affected, (b) the Governing Documents or (c) any Laws to which any Transferred Company or its Subsidiaries (or any of the property held by the any Transferred Company or its Subsidiaries) is subject or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or thereby.
3.4.Capitalization.
(a)Section 3.4(a) of the Disclosure Schedule sets forth the following with respect to each type, class or series of Equity Interest of each Transferred Company: the number of authorized shares, the number of issued and outstanding shares and the par value. The Sellers own (beneficially and of record) all of the Shares, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws or the bylaws of the Transferred Companies). Upon the effectiveness of the transactions contemplated by this Agreement, each Buyer will own the Shares set forth opposite its name on Exhibit B, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws or the bylaws of the Transferred Companies). Upon the purchase of the Shares, Buyers will hold one hundred percent (100%) of the Equity Interests of the Transferred Companies and their Subsidiaries.
(b)Except as set forth in Section 3.4(b) of the Disclosure Schedule, each Transferred Company owns (beneficially and of record) all of the Equity Interests of each of its Subsidiaries.
(c)Except as set forth in Section 3.4.(c) of the Disclosure Schedule, except with respect to its Subsidiaries, each Transferred Company (i) does not own, of record, beneficially or otherwise, directly or indirectly, any Equity Interest of any other Person, (ii) does not Control, directly or indirectly, any other entity and (iii) has not entered into any management services agreement, administrative services agreement or any other similar agreement with a Person with respect to the provision of professional services and/or management services.
(d)All of the Shares of each Transferred Company and each of their Subsidiaries (i) are duly authorized, validly issued, fully paid, recorded at the Shares Registry Books and free from liens and limitations of ownership , (ii) were offered, sold, issued and delivered in compliance with applicable foreign, federal and state securities Laws and (iii) are not subject to, and were not issued in violation of, any preemptive rights or any other third party rights created by statute, the Governing Documents or any agreement to which any Transferred Company or their Subsidiaries or any Seller is a party or by which any of such Persons is bound.
(e)Except as set forth in Section 3.4(e) of the Disclosure Schedule, there are no: (i) agreements or other rights or arrangements, including but not limited to options, promises, or other agreements to sell, existing which provide for the sale or issuance by a Transferred Company or its Subsidiaries or any Seller of the Shares or any Equity Interest of any Transferred Company or their Subsidiaries (other than this Agreement and the Transaction
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Documents); (ii) rights, subscriptions, warrants, options, conversion rights, agreements or arrangements of any kind outstanding to purchase, exchange, transfer, sell, register or otherwise acquire from any Transferred Company or their Subsidiaries or any Seller any Shares or other securities of any kind of any Transferred Company or its Subsidiaries; or (iii) agreements or other obligations (contingent or otherwise) which may require a Transferred Company or its Subsidiaries or any Seller to repurchase, redeem or otherwise acquire any Equity Interests in any other Person.
3.5.Financial Statements.
(a)Attached in Section 3.5(a) of the Disclosure Schedule are true, correct and complete copies of (i) the unaudited consolidated balance sheets, as of December 31, 2022, of each Transferred Company and its Subsidiaries (the “Latest Balance Sheet”) and the unaudited consolidated statements of income and cash flows of each Transferred Company and its Subsidiaries for the ten (10)-month period then ended (such statements of income and cash flows and the Latest Balance Sheet being referred to as the “Latest Financial Statements”) and (ii) the audited consolidated balance sheets, as of December 31, 2021, December 31, 2020 and December 31, 2019 of each Transferred Company and its Subsidiaries and the audited consolidated statements of income and cash flows of each Transferred Company and its Subsidiaries for the respective twelve (12)-month periods then ended (collectively, the “Annual Financial Statements”). The Latest Financial Statements and the Annual Financial Statements are derived from the books and records of each Transferred Company and its Subsidiaries and fairly present, in all material respects, the financial position of such Transferred Company and its Subsidiaries as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with Mexican NIFS. The Latest Financial Statements have been prepared in accordance with Mexican NIFS applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required for compliance with IFRS), consistent with the Annual Financial Statements.
(b)All accounts, books and ledgers related to the business of each Transferred Company and its Subsidiaries are kept properly and accurately and are complete in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein. None of the Transferred Companies or their Subsidiaries have any of their records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and control of such Transferred Company or its Subsidiaries. Each Transferred Company and its Subsidiaries maintain effective controls and procedures to ensure that all material information covering such Transferred Company or its Subsidiaries is made known on a timely basis to the individuals responsible for preparation of the Annual Financial Statements and Latest Financial Statements.
(c)Except as set forth in Section 3.5(c) of the Disclosure Schedule, none of the Transferred Company or their Subsidiaries have any Indebtedness (other than for Taxes not yet due and payable).
(d)The accounts receivable and other receivables reflected in the Final Closing Net Working Capital (including any unbilled receivable amounts) are (i) valid receivables that have arisen from bona fide transactions in the Ordinary Course of Business and (ii) not subject to valid counterclaims or setoffs.
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3.6.Absence of Undisclosed Liabilities. None of the Transferred Companies or their Subsidiaries have any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted), except (a) liabilities specifically accrued for on the Latest Balance Sheet, (b) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business, or (c) liabilities set forth in Section 3.6 of the Disclosure Schedule.
3.7.No Material Adverse Effect. Since December 31, 2021, (a) each Transferred Company and its Subsidiaries have conducted their business in the Ordinary Course of Business and (b) there has been no Material Adverse Effect.
3.8.Absence of Certain Developments. Since December 31, 2021:
(a)none of the Transferred Companies or their Subsidiaries has sold, leased or disposed of, or subjected to any Lien (other than Permitted Liens), any of its tangible or intangible assets, other than sales, leases or dispositions that are immaterial to the Transferred Companies or their Subsidiaries, or canceled or released any material debt or material claim held by it other than in the Ordinary Course of Business;
(b)none of the Transferred Companies or their Subsidiaries have (i) made any loan or advance to any Person, other than advances to employees for business expenses to be incurred in the Ordinary Course of Business or transactions with customers on credit in the Ordinary Course of Business, (ii) applied for, assented or attest to (or permitted a deemed assent or attestation by failure to act) or accepted any financial assistance under COVID-19 Response Legislation;
(c)there has been no theft of, or material damage, destruction or loss to, (i) any asset of any Transferred Company or its Subsidiaries necessary to the operation of its business, whether or not covered by insurance, or (ii) any of the books and records of any Transferred Company or its Subsidiaries;
(d)Except as set forth in Section 3.8(d) of the Disclosure Schedule, none of the Transferred Companies or their Subsidiaries have (i) entered into any Material Contract, (ii) terminated any Contract that would be a Material Contract if in existence as of the date hereof, other than with respect to terminations or expirations of any such Contracts in accordance with their terms, or (iii) modified any Material Contract;
(e)none of the Transferred Companies or their Subsidiaries have made any material change in its accounting methods or policies (including in its cash management practices and its practices with respect to collection of accounts receivable, establishment of accruals and reserves (including for bad debt and deferred revenue), inventory control, prepayment of expenses and acceptance of customer deposits), unless such change was required by IFRS;
(f)none of the Transferred Companies or their Subsidiaries have made, or committed to make, capital expenditures for any property outside of the Ordinary Course of Business or in excess of $50,000.00 (fifty thousand 00/100 United States Dollars) in the aggregate;
(g)Except as set forth in Section 3.8(g) of the Disclosure Schedule, none of the Transferred Companies or their Subsidiaries have declared, set aside or paid any cash or equity dividend or other constructive or deemed distribution in respect of any of their equity securities, or otherwise made payment to any Seller or any of their respective Affiliates in such Person’s capacity as a Seller;
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(h)except as required under any Plan or Contract, or to comply with applicable Law, none of the Transferred Companies or their Subsidiaries have made or granted any bonus or any wage, salary, compensation increase or severance to any director, officer, employee, independent contractor or consultant, or amended or terminated any existing Plan or arrangement, or adopted any new Plan;
(i)except as required under any Plan or Contract, or to comply with applicable Law, none of the Transferred Companies or their Subsidiaries have adopted, amended, modified, or terminated any employment agreement, independent contractor agreement, consulting agreement, staffing agreement or arrangement for the services of temporary employees, collective bargaining agreement or other agreement for the payment of any wages, incentive or severance;
(j)none of the Transferred Companies or their Subsidiaries have effectuated any reduction in force, early retirement program or other voluntary or involuntary employment termination program or otherwise implemented any employee layoff, in each case, not in compliance with the Law and Federal Labor Law in Mexico;
(k)none of the Transferred Companies or their Subsidiaries have (i) accelerated or delayed the collection of notes or accounts receivable in advance of or beyond the dates when the same would have been collected in the Ordinary Course of Business or (ii) delayed or accelerated the payment of any account payable or other liability beyond or in advance of the dates when the same would have been paid in the Ordinary Course of Business;
(l)none of the Transferred Companies or their Subsidiaries have made any acquisition, by means of merger, recapitalization, consolidation or purchase of all or substantially all of the assets of a Person or other similar transaction, or any disposition of assets or securities of any other Person;
(m)Except as set forth in Section 3.8(m) of the Disclosure Schedule, there has been no Proceeding involving or relating to any Transferred Company or its Subsidiaries (or any of their businesses or assets), and there has been no loss, expiration or revocation of any Permit;
(n)the Company has not deferred any employee-side payroll Taxes under any circumstance; and
(o)there has been no authorization, approval, agreement or commitment made by any Transferred Company or its Subsidiaries to do any of the foregoing other than as contemplated in this Agreement.
3.9.Title to Properties; Sufficiency of Assets.
(a)None of the Transferred Companies or their Subsidiaries own any real property and have never owned any real property. Section 3.9 of the Disclosure Schedule lists all of the real property demised by leases, subleases or other occupancy agreements (the “Leases”), currently leased, used, managed or occupied by the Transferred Companies and their Subsidiaries (collectively, the “Real Property”). The Real Property constitutes all of the real property used by the Transferred Companies and their Subsidiaries in the conduct of their business.
(b)The Leases are in full force and effect, and each Transferred Company and its Subsidiaries hold a valid and existing leasehold interest under each of the Leases to which it is a party. The Sellers have made available to Buyers complete and accurate copies of each of the Leases (including all notices exercising renewal, expansion, termination or other material rights
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under the Leases), and none of the Leases has been modified in any respect, except to the extent that the copies made available to Buyers disclose such modifications. None of the Transferred Companies or their Subsidiaries have leased or sublet, as lessor, sublessor, licensor or the like, any of the Real Property. No Lease is subject to any prime, ground or master lease, mortgage, deed of trust or other Lien or interest which would entitle the interest holder to interfere with or disturb any Transferred Company or its Subsidiaries rights under such Lease while it is not in default under the Lease (other than a Permitted Lien). None of the Transferred Companies or their Subsidiaries is in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default by any Transferred Company or its Subsidiaries under any of the Leases; nor, to the Knowledge of Sellers, is any other party to any of the Leases in default.
(c)All of the buildings, fixtures, leasehold improvements, computers, equipment and other tangible and intangible assets necessary for the conduct of the business of the Transferred Companies and their Subsidiaries as now conducted are in good condition and repair, ordinary wear and tear excepted, are usable in the Ordinary Course of Business, and, except with respect to intangible assets, are located on the Real Property. The Transferred Companies and their Subsidiaries own (and have good and marketable title to), or lease under valid leases, all buildings, leasehold improvements, computers, equipment and other tangible and intangible assets used in the conduct of their business as now conducted and as conducted during the past twelve (12) months free and clear of all Liens, other than Permitted Liens.
3.10.Tax Matters.
(a)Each Transferred Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to Taxes. Each Transferred Company and its Subsidiaries have timely filed all Tax Returns required to be filed by it in accordance with applicable Laws. All such Tax Returns were true, correct and complete in all material respects. All Taxes of each Transferred Company and its Subsidiaries due and payable with respect to any such Tax Returns (whether or not shown as due on a Tax Return) and all Taxes otherwise payable by each Transferred Company or its Subsidiaries have been timely paid.
(b)The aggregate unpaid Taxes of each Transferred Company and its Subsidiaries do not exceed the reserves for current Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth on the Latest Balance Sheet (without regard to any notes thereto) as adjusted for the passage of time through the Closing Date. Since the date of the Latest Balance Sheet, none of the Transferred Companies or their Subsidiaries have (i) incurred any Taxes outside the Ordinary Course of Business, (ii) changed a method of accounting for Tax purposes, (iii) entered into any agreement with any Governmental Entity (including a compromise or settlement agreement with the Mexican Tax Administration System “Servicio de Administración Tributaria”) with respect to any Tax matter, (iv) changed an accounting period with respect to Taxes, (v) filed an amended or supplement to Tax Return, (vi) changed or revoked any material election with respect to Taxes, (vii) surrendered any right to a Tax refund or (viii) made any Tax election inconsistent with past practices.
(c)There are no Liens for Taxes on any assets of any Transferred Company or its Subsidiaries other than statutory Liens for current Taxes not yet due and payable that have been fully accrued on its books.
(d)Each Transferred Company and its Subsidiaries have timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders and other Persons and (ii) all sales, use, ad valorem, and value added Taxes. Each Transferred Company and its Subsidiaries have timely remitted all withheld Taxes to the proper Governmental Entity in accordance with all applicable Laws.
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(e)None of the Transferred Companies and their Subsidiaries have ever been a member of any Affiliated Group in any jurisdiction. None of the Transferred Companies and their Subsidiaries are liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Laws) or otherwise. None of the Transferred Companies and their Subsidiaries are party to any Tax Sharing Agreements (other than Ordinary Course Tax Sharing Agreements). All amounts payable with respect to (or by reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such agreements.
(f)None of the Transferred Companies and their Subsidiaries is, and since January 1, 2014 have not been, a “United States real property holding corporation” within the meaning of Code Section 897(c). Except as set forth on Section 3.10(f) of the Disclosure Schedule, none of the Transferred Companies or their Subsidiaries are organized under the Laws of a non-U.S. jurisdiction. Except as set forth on Section 3.10(f) of the Disclosure Schedule, none of the Sellers is a foreign person within the meaning of Code Section 1445.
(g)No audits, disputes challenging Taxes, or other Proceedings are in progress, pending or, to the Knowledge of Sellers, threatened with regard to any Taxes or Tax Returns of or with respect to a Transferred Company or its Subsidiaries. None of the Transferred Companies or their Subsidiaries or any Seller has received a notice from any Governmental Entity that any Transferred Company or its Subsidiaries is required to pay Taxes or file Tax Returns in a jurisdiction in which it does not file Tax Returns or pay Taxes. None of the Transferred Companies or their Subsidiaries have commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.
(h)None of the Transferred Companies or their Subsidiaries have a request for a private letter ruling or similar relief, a request for administrative relief, a request for technical advice or official criteria confirmation, a request for a change of any method of accounting or any other request pending with any Governmental Entity that relates to its Taxes or Tax Returns. Except as set forth in Section 3.10(h) of the Disclosure Schedule, no power of attorney granted by any Transferred Company or its Subsidiaries with respect to any Taxes is currently in force. None of the Transferred Companies or their Subsidiaries have executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax.
(i)None of the Transferred Companies or their Subsidiaries have been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under applicable Law (or any similar provisions of state, local or foreign Law) or obtained a tax benefit from the SAT due to a reorganization. None of the Transferred Companies or their Subsidiaries have constituted a “distributing corporation” in a distribution of equity interests that was reported or otherwise constituted a distribution of equity interests in the two (2) years prior to the date of this Agreement that includes the transactions contemplated by this Agreement.
(j)None of the Transferred Companies or their Subsidiaries have engaged in any transaction which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or foreign Law, including the anti-money laundry laws known as Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita (LFPIORPI)).
(k)None of the Transferred Companies or their Subsidiaries is subject to a Tax holiday or Tax incentive or grant in any jurisdiction.
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(l)None of the Transferred Companies or their Subsidiaries are party to any Contract, agreement, plan or other arrangement covering any employee or former employee or contractor or former contractor that, individually or collectively, could give rise to a (or already has resulted in a) payment or provision of any other benefit (including accelerated vesting) that could not be deductible under applicable Law.
(m)None of the Transferred Companies or their Subsidiaries have agreed to pay, gross up, or otherwise indemnify any employee or contractor for any employment or income Taxes, including potential Taxes imposed under applicable Law. None of the Transferred Company or their Subsidiaries have used the services of companies considered "providers of specialized services" in terms of labor legislation that prohibits outsourcing.
(n)No outstanding equity of any Transferred Company or its Subsidiaries is subject to a “substantial risk of forfeiture” under applicable Law.
(o)None of the Transferred Companies or their Subsidiaries are required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts or advance payments received or paid on or prior to the Closing Date or deferred revenue realized on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period (or an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121 or any “gain recognition agreements” entered into under Code Section 367) on or prior to the Closing Date; and (vi) the application of Code Section 263A (or any similar provision of state, local, or non-U.S. Laws). None of the Transferred Companies or their Subsidiaries have made an election (including a protective election) pursuant to Code Section 108(i). None of the Transferred Companies or their Subsidiaries have any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460 or has not deferred any income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Code Section 455, Code Section 456, or any corresponding or similar provisions of Law. None of the Transferred Companies or their Subsidiaries own an interest in any Flow-Thru Entity. None of the Transferred Companies or their Subsidiaries have ever used the cash method of accounting for income Tax purposes.
(p)No portion of the cost of any asset of any Transferred Company or its Subsidiaries has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation under applicable Law. None of the assets of any Transferred Company or its Subsidiaries is property that is required to be treated as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).
(q)Except as set forth in Section 3.10(q) of the Disclosure Schedule, none of the Transferred Companies or their Subsidiaries engage (and have not engaged) in a trade or business in a country other than the United States of America.
(r)None of the Transferred Companies or their Subsidiaries have (i) deferred any payroll Taxes or claimed any employee retention credits under the COVID-19 Response Legislation or otherwise or (ii) claimed or received any credits any under the COVID-19 Response Legislation or otherwise.
3.11.Contracts and Commitments.
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(a)Section 3.11(a) of the Disclosure Schedule sets forth a true, correct and complete list, for each of the following categories, of all Contracts (to the extent required to be set forth in Section 3.11(a) of the Disclosure Schedule, a “Material Contract”) to which the any Transferred Company or its Subsidiaries is a party or by which any Transferred Company or its Subsidiaries is bound:
(i)each Contract with a Material Customer or Material Vendor (including any amendments thereto, purchase or work orders thereunder, etc.);
(ii)any joint venture, strategic alliance or partnership Contract;
(iii)(A) any Contract for the employment or engagement of any director, officer, employee or other Person (including consultants and independent contractors) on a regular full-time, regular part-time or consulting basis and (B) any Contract providing for severance pay, retention, change in control, success or other similar bonus payments for any such director, officer, employee or Person;
(iv)any collective bargaining agreement or any other Contract with an employee representative or labor group representing any employees of any Transferred Company or its Subsidiaries;
(v)any Contract relating to Indebtedness of, or any Lien on any of the assets of, any Transferred Company or its Subsidiaries;
(vi)any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the liabilities, obligations or Indebtedness of any other Person;
(vii)any Contract providing for the lease or license of any tangible personal property;
(viii)any Contract or group of related Contracts with the same party (or its Affiliates) for the purchase of products or services under which the undelivered balance of such products or services is in excess of $50,000.00 (fifty thousand 00/100 United States Dollars) over the remaining term of the Contract;
(ix)any Contract containing any obligation or liability, contingent or otherwise, of any Transferred Company or its Subsidiaries to pay royalties;
(x)any Contract containing non-competition, non-solicitation, exclusivity, “take-or-pay” or most-favored nation pricing provisions applicable anywhere in the world;
(xi)any Contract relating to the acquisition or divestiture of the capital stock or other equity securities, assets or business of any Person pursuant to which any Transferred Company or its Subsidiaries has any obligation or liability, contingent or otherwise;
(xii)any Contract or commitment for capital expenditures in excess of $50,000.00 (fifty thousand 00/100 United States Dollars);
(xiii)any Contract (i) under which any Transferred Company or its Subsidiaries receives a license or other rights with respect to, or grants to any Person any license or other rights with respect to, any Company Intellectual Property, excluding licenses for off-the-shelf Software licensed for the internal use of such Transferred Company or its Subsidiaries on a
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“click-through” or “shrink-wrap” basis (in each case, so long as the cost of such license does not exceed $50,000.00 (fifty thousand 00/100 United States Dollars)), or (ii) which relates to the development, ownership, registration or enforcement of any Intellectual Property material to the business of such Transferred Company or its Subsidiaries;
(xiv)any Contract involving a Governmental Entity;
(xv)any power of attorney granted by any Transferred Company or its Subsidiaries to any Person;
(xvi)any Contract that provides for indemnification of any officer, director or employee of any Transferred Company or its Subsidiaries;
(xvii)any Contract that is between or among any Transferred Company or its Subsidiaries, on the one hand, and any Seller or any director, manager, partner, officer or employee (or any of their Affiliates) of any Transferred Company or its Subsidiaries (or in the case of any such Person who is an individual, any member of his or her immediate family), on the other hand (other than benefits under the Plans); and
(xviii)any Contract not otherwise disclosed in Section 3.11(a) of the Disclosure Schedule which is either material to the business of the Transferred Companies and there Subsidiaries, taken as a whole, or was not entered into in the Ordinary Course of Business.
(b)Each Material Contract is valid, in full force and effect and enforceable against the Transferred Company or Subsidiary that is party thereto and, to the Knowledge of Sellers, against each other Person party thereto in accordance with its terms. Each Transferred Company and its Subsidiaries have performed, in all material respects, all obligations required to be performed by it under the Material Contracts and has not been notified in writing of any claim of default under any such Material Contract. None of the Transferred Companies or their Subsidiaries have received any written notice of termination or nonrenewal with respect to any of the Material Contracts. To the Knowledge of Sellers, there is no current breach or anticipated breach by any other party to any such Material Contract. No event has occurred that, with the lapse of time, a giving of notice or both, would constitute a breach or violation of or a default under or permit the termination, modification or acceleration of any Material Contract. For the avoidance of doubt, with respect to any Material Contract which is an oral Contract, Section 3.11(a) of the Disclosure Schedule sets forth a description of the material terms thereof.
3.12.Intellectual Property.
(a)Section 3.12(a) of the Disclosure Schedule is a full and complete listing of all Company Intellectual Property that each Transferred Company and its Subsidiaries own and has good and valid title to and the right to use, reproduce, display, modify, distribute and prepare derivative works of, and sublicense to any other person or purports to own that is Registered Intellectual Property or that is material unregistered Company Intellectual Property, other than: (i) Inventions, Software, Databases, Technology, Other IP and unregistered Copyrights; (ii) Third Party Intellectual Property made available to any of the Transferred Companies’ or their Subsidiaries’ personnel while on third party facilities; (iii) Governmental Entity-furnished materials of which the Transferred Companies and their Subsidiaries are entitled to make use solely for the performance of Contracts with such Governmental Entity; and (iv) Intellectual Property embedded in equipment owned or used by the Transferred Companies and their Subsidiaries (such intellectual property described in the foregoing clauses (i)-(iv), the “Unlisted IP”). The Company Intellectual Property listed (or which should be listed) in Section 3.12(a) of the Disclosure Schedule, together with the Unlisted IP and the Software and Databases listed (or which should be listed) in Section 3.12(d) of the Disclosure Schedule, constitutes all of the
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Intellectual Property that is material to the business of the Transferred Companies and their Subsidiaries as currently conducted and as currently proposed to be conducted.
(b)The Transferred Companies and their Subsidiaries (i) own and possess all right, title and interest free and clear of any Liens or (ii) hold a valid and enforceable written license or other permission, in and to all Company Intellectual Property. Each Transferred Company and its Subsidiaries is listed on each and every pertinent application or registration for Company Intellectual Property owned by it that is the subject of a pending application, renewal or an issued patent, trademark, copyright, design right or other similar registration or application (“Registered Intellectual Property”) as the sole owner of record thereof.
(c)Except as set forth in Section 3.12(c) of the Disclosure Schedule, all personnel, including current and former employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, on behalf of the each Transferred Company and its Subsidiaries, of any material Company Intellectual Property owned by the Transferred Companies or their Subsidiaries, or who otherwise would have any rights in or to any material Company Intellectual Property owned by any Transferred Company or its Subsidiaries, either (i) have been a party to “work-for-hire” arrangements or agreements with such Transferred Company or Subsidiary in accordance with applicable Law that has accorded such Transferred Company or Subsidiary full and effective ownership of all rights in such Intellectual Property thereby arising or (ii) have executed valid and enforceable written instruments of assignment in favor of such Transferred Company or Subsidiary as assignee that have conveyed to such Transferred Company or Subsidiary effective ownership of all rights in such Intellectual Property developed or acquired while performing such services on behalf of such Transferred Company or Subsidiary, and including all claims and causes of action arising therefrom.
(d)Section 3.12(d)(i) of the Disclosure Schedule lists all material Software developed by or for the Transferred Companies and their Subsidiaries and owned and has good and valid title to and the right to use, reproduce, display, modify, distribute and prepare derivative works of, and sublicense to any other person or purported to be owned by them. None of the Software set forth in Section 3.12(d) of the Disclosure Schedule contains or is derived from any Open Source Code or is used or distributed by the Transferred Companies or their Subsidiaries in a manner which imposes any limitation, restriction or condition on the right or ability of the Transferred Companies or their Subsidiaries to use, distribute or enforce any Company Intellectual Property in any manner. For purposes of this Agreement, “Open Source Code” means any software code that is distributed as “open source software,” “freeware” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of such Software. The Transferred Companies and their Subsidiaries own or have the right to use all Software and systems used by them in the operation of their businesses as currently conducted (“Internal Use Software”) without any conflict with the rights of other Persons. Except as set forth in Section 3.12(d)(ii) of the Disclosure Schedule, none of the Transferred Companies or Subsidiaries use, rely on or contract with any Person to provide services bureau, outsourcing or other computer processing services to any Transferred Company or its Subsidiaries, in lieu of or in addition to its use of the Internal Use Software.
(e)The Transferred Companies and their Subsidiaries rights in the Company Intellectual Property are valid, enforceable and fully subsisting (to the extent such concepts apply) and, to the Knowledge of Sellers, there are no facts showing or notices from any Person asserting that any of the Company Intellectual Property rights are invalid or not enforceable. To the Knowledge of Sellers, the Company Intellectual Property owned by the Transferred Companies and their Subsidiaries has not been infringed, misappropriated or violated in the past three (3) years and is not currently being infringed, misappropriated or violated by other Persons. No claim by any third party against any Transferred Company or its Subsidiaries contesting the
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use, registration, validity, enforceability, effectiveness or ownership of any such Company Intellectual Property is currently pending against any Transferred Company or its Subsidiaries, has been received by any Transferred Company or its Subsidiaries within the past three (3) years or, to the Knowledge of Sellers, is threatened or reasonably expected to arise. Without limiting the generality of the foregoing, all Company Intellectual Property that is Registered Intellectual Property are in full force and effect and all actions required to keep such rights pending or in effect or to provide full available protection, including the payment of filing, examination, annuity and maintenance fees and the filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken. Except as set forth in Section 3.12(e) of the Disclosure Schedule, no Registered Intellectual Property is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding to which any Transferred Company or its Subsidiary has received notice placing in question the validity or scope of such Intellectual Property.
(f)Neither (i) the conduct of the Transferred Companies’ and their Subsidiaries’ business as currently conducted or as conducted since January 1, 2017 (the “Look-Back Date”), nor (ii) the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, import, export, sale or any other exercise of rights in any current or former product or service by any Transferred Company or its Subsidiaries or licensee of any Transferred Company or its Subsidiaries has since the Look-Back Date, infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate any Intellectual Property owned by any Person (the “Third Party Intellectual Property”). Since the Look-Back Date, none of the Transferred Companies or their Subsidiaries have received any written notice or claim of any infringement, misappropriation or other violation or conflict by any Transferred Company or its Subsidiaries or any of their products or services of any Third Party Intellectual Property, and to the Knowledge of Sellers, no valid basis exists for any such notice or claim.
(g)Each Transferred Company and its Subsidiaries have taken commercially reasonable efforts to protect the secrecy and confidentiality of any of the Company Intellectual Property that constitutes trade secrets or for which such Transferred Company or its Subsidiaries has a confidentiality obligation to any Person and has taken commercially reasonable efforts to protect the ownership, rights in or to, or value of the Company Intellectual Property owned by any Transferred Company or its Subsidiaries. No trade secrets or any other confidential information of the Transferred Companies or their Subsidiaries or of any Person to whom the Transferred Companies or their Subsidiaries owe a duty of confidentiality has been disclosed by the Transferred Companies or their Subsidiaries to any Person who neither has signed a written agreement nor is otherwise subject to a legal or common law obligation restricting the disclosure and use of such trade secrets or any other confidential information by such Person.
(h)None of the Transferred Companies or their Subsidiaries (i) are, to the Knowledge of Company, under investigation by any Governmental Entity for non-compliance with any applicable Law relating to privacy or security of personal data, and (ii) since the Look-Back Date, have received (A) any written notice from any Governmental Entity alleging non-compliance with any applicable Law relating to the collection, use, storage, transfer, disclosure or processing of personal data or data privacy or security or (B) any written complaint from any Person about the their collection, use, storage, transfer or disclosure of personal data.
(i)Each Transferred Company and its Subsidiaries are and since the Look-Back Date have been in compliance in all material respects with (i) all applicable Laws relating to privacy and/or security of personal data (ii) the Payment Card Industry Data Security Standards, and (iii) all Contracts with any Person that are applicable to the collection, use, receipt, storage, security, disposal, transfer or disclosure of Personal Information, including in the provision of any deliverables or services to third parties and any related data processing instructions provided by customers (“Privacy Contracts”). Without limiting the generality of the
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foregoing, each Transferred Company and its subsidiaries have obtained all necessary consents, permissions and rights to use, collect, store, disclose and transfer the Personal Information in their possession or under their control in connection with the operation of their businesses protected by the Federal Law on the Protection of Personal Data Accessioned by Private Parties (Ley Federal de Protección de Datos Personales en Posesión de los Particulares) (hereinafter the “LFPDPPP”). Since the Look-Back Date, no Personal Information has been (x) collected, used, stored or otherwise interacted with by the any Transferred Company or its Subsidiaries or any system or Software of any Transferred Company or its Subsidiaries in violation of any Laws including but not limited to the LFPDPPP, or Privacy Contracts or (y) transferred or disclosed by any Transferred Company or its Subsidiaries to any Person in violation of any Laws, including but not limited to the LFPDPPP, or Privacy Contracts. None of the Transferred Companies or their Subsidiaries use any of the Personal Information they receive through any websites or otherwise in connection with its business in a manner that in any way violates any applicable Law including but not limited to the LFPDPPP or Privacy Contracts.
(j)Each Transferred Company and its Subsidiaries have reasonable safeguards in place to protect Personal Information in their possession or control from unauthorized access by any Person. There has been no unauthorized access, use or disclosure of Personal Information in the possession or control of any Transferred Company or its Subsidiaries or, to the Knowledge of Sellers, any Transferred Company or Subsidiary’s contractors, agents or representatives. Since the Look-Back Date, none of the Transferred Companies or their Subsidiaries have received any oral, written or other complaint, claim, demand, inquiry or other notice, including a notice of investigation, from any Person (including any Governmental Entity) regarding the their collection, processing, use, storage, transfer or disclosure of Personal Information or alleging that the their collection, processing, use, storage, security, transfer or disclosure of Personal Information is in violation of any applicable Laws including but not limited to the LFPDPPP or Privacy Contracts or otherwise constitutes an unfair, deceptive or misleading trade practice.
3.13.Litigation.
(a)Except as set forth in Section 3.13(a) of the Disclosure Schedule, since the Look-Back Date, there have been no Proceedings against, affecting or brought by any Transferred Company or its Subsidiaries, and no such Proceedings are pending or, to the Knowledge of Sellers, threatened against or affect the Transferred Companies or their Subsidiaries or any of their respective directors, officers or employees, at law or in equity, or before or by any Governmental Entity. There are no Proceedings pending or, to the Knowledge of Sellers, threatened or reasonably expected to arise against any Seller or any Transferred Company or its Subsidiaries seeking to enjoin, restrain or materially delay any of the transactions contemplated by this Agreement, nor, to the Knowledge of Sellers, are there any presently existing facts or circumstances that would constitute a reasonable basis therefor.
(b)Except as set forth in Section 3.13(b) of the Disclosure Schedule, none of the Transferred Companies or their Subsidiaries are, or since the Look-Back Date have been, subject to any order of, consent decree, judgment, writ, injunction, decree, award, conciliation agreement, settlement agreement, corrective action plan or other similar agreement by or with any Person (including any Governmental Entity), or any judgment, order, writ, injunction, decree or award of any Governmental Entity, including cease-and-desist or other orders.
3.14.Employees.
(a)Current Employees.
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(i)Section 3.14(a)(i) of the Disclosure Schedule sets forth a true, correct and complete listing of the Transferred Companies’ and their Subsidiaries’ current employees with the following information: employer name, name, job title or function, job location, compensation (including, as applicable, salary, hourly rate, incentive pay and bonuses), full-time or part-time status, active or leave of absence status. None of the Transferred Companies or their Subsidiaries have paid or promised to pay any bonuses, commissions or incentives to any of its employees, including any officer or director, that are not included in the Final Closing Net Working Capital. Each Person who provides services to any Transferred Company or its Subsidiaries, or who is classified by any Transferred Company or its Subsidiaries as an employee, is properly classified with respect to employment status for all purposes, including for employment, labor, benefits and Tax purposes. All employees of any Transferred Company or its Subsidiaries are legally permitted to be employed by such Transferred Company or its Subsidiaries in the jurisdiction in which such employees are employed in their current job capacities.
(ii)Except as indicated on Section 3.14(a)(ii) of the Disclosure Schedule, the employment of all employees is mandatory and may be terminated by the employing entity at any time, for any legal reason, in accordance with applicable Law.
(b)Current Independent Contractors. Section 3.14(b) of the Disclosure Schedule sets forth a true, correct and complete listing of the individual (non-entity) independent contractors who currently provide services to any Transferred Company or its Subsidiaries with the following information: name of engaging entity, name, type of services provided, start date of services and/or term of services (as applicable) and compensation arrangement.
(c)Each Transferred Company and its Subsidiaries are, and since the Look-Back Date have been, in compliance with all Laws relating to employment or labor, including, but not limited to, provisions thereof relating to wages, hours, equal opportunity, workers’ compensation, reductions in force, working conditions, pay equity, human rights, prohibited discrimination, health and safety, employee terminations, immigration, family and medical leave, collective bargaining, and the payment and withholding of social security and other Taxes. There are no Proceedings pending, or to the Knowledge of Sellers, threatened against any Transferred Company or its Subsidiaries involving or relating to any current or former employees, directors, officers, independent contractors, consultants, or applicants for employment. None of the Transferred Companies or their Subsidiaries have any liability, whether actual or contingent, arising out of any misclassification of any person as an independent contractor rather than as an employee or with respect to any employee leased from another employer.
(d)To the Knowledge of Sellers, no current officer, employee or group of employees, consultant or independent contractor has given notice to any Transferred Company or its Subsidiaries that such person has any present plans to terminate his, her or its employment or engagement.
(e)None of the Transferred Companies or their Subsidiaries are party to any collective bargaining agreement or other labor Contract applicable to persons employed by the any Transferred Company or Subsidiary. No labor organization, employee representative or group of employees has filed any representation or certification petition or made any written or oral demand for recognition that is pending. No union or collective organizing or decertification efforts are underway or threatened. None of the Transferred Companies or their Subsidiaries have implemented any plant closing, mass termination, or mass layoff of employees as those terms are defined in the Federal Labor Law.
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(f)There are no pending unfair labor practices, strikes, boycotts, sit-ins, picketing, concerted slowdowns, concerted work stoppages, lockouts, or other labor disruptions, or, to the Knowledge of Sellers, any threats thereof, by or with respect to any employees of any Transferred Company or its Subsidiaries.
(g)Except as set forth in Section 3.14(g) of the Disclosure Schedule, there are no workers’ compensation claims pending against any Transferred Company or its Subsidiaries nor, to the Knowledge of Sellers, are there any facts that would give rise to such a claim or claims not covered by workers’ compensation insurance.
(h)The Sellers have provided or made available to Buyers a true, correct and complete copy of each written non-competition or customer non-solicitation Contract with any Transferred Company or its Subsidiaries. To the Knowledge of Sellers, no employee, consultant or independent contractor is in breach of any non-competition Contract as a result of providing services to any Transferred Company or its Subsidiaries. Since the Look-Back Date, none of the Transferred Companies or their Subsidiaries have sought to enforce any non-competition or customer non-solicitation Contract covering a former employee of the Transferred Companies or their Subsidiaries.
(i)None of the Transferred Companies or their Subsidiaries are delinquent in (i) payments to any of its employees for any wages, salaries, commissions, bonuses, vacation time, incentive payments or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees or (ii) the payment of fees for services to any independent contractor or consultant.
(j)The Company has not furloughed, placed on leave (other than as required by Legal Requirements), terminated the employment of, reduced the compensation or benefits of, or materially modified the working schedule of any of its employees, in each case for any reason relating to COVID-19. The Company has materially complied in good faith with all Laws concerning workplace and employee health and safety practices related to COVID-19 and has made commercially reasonable efforts to comply with all COVID-19 Measures.
3.15.Employee Benefit Plans.
(a)Section 3.15(a) of the Disclosure Schedule sets forth a true, correct and complete list of each Plan. The term “Plan” means each “employee benefit plan” and each other plan, fund, Contract, program or arrangement (whether written or oral, funded or unfunded) that any Transferred Company or its Subsidiaries sponsor, maintain or contribute to, is required to contribute to, or has any liability (contingent or otherwise) with respect to, for the benefit of present or former employees, independent contractors, consultants, officers, or directors of any Transferred Company or its Subsidiaries, including those intended to provide: (i) medical, surgical, health care, hospitalization, life insurance, death, disability, legal services, severance, sickness, accident, fringe benefit or other welfare benefits, (ii) pension, retirement, profit sharing, supplemental retirement or deferred compensation benefits, (iii) employment, bonus, commission, incentive, severance, retention, change in control, reimbursement, termination, equity, option, equity appreciation right, phantom equity or equity purchase benefits or (iv) salary continuation, paid time off, vacation or holiday benefits. The term “SSL” means the Social Security Law, as amended.
(b)There are no Plans subject to the SSL, and neither any Transferred Company or its Subsidiaries nor any of their Affiliates have, within the six (6) years preceding the date hereof, sponsored, maintained or had an obligation to contribute to, or could reasonably be expected to have any liability with respect to, any plan subject to the SSL. The term “SSL Affiliate” means each Transferred Company or any Subsidiary and any trade or business
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(whether or not incorporated) that is part of the same controlled group, under common control with, or part of an affiliated service group that includes such Transferred Company or Subsidiary.
(c)No Plan is, and none of the Transferred Companies, their Subsidiaries and their respective SSL Affiliates have, within the six (6) years preceding the date hereof, contributed to a “pension plan” under the SSL.
(d)No Plan that is a welfare benefit plan subject to the SSL provides health or life insurance benefits to retirees or former employees or service providers of any Transferred Company and its Subsidiaries, except as otherwise required by the SSL.
(e)With respect to each material Plan, to the extent that the following documents exist or are otherwise applicable with respect to such Plan, the Sellers have made available to Buyers true, correct and complete copies of: (i) the most recent determination letter, if any, received by the applicable Transferred Company or Subsidiary, or opinion letter received by a prototype provider, from the SAT, (ii) all pending applications for rulings, determinations, opinions, no action letters filed with, as well as non-routine, material communications with, any Governmental Entity within the prior six (6) years regarding such Plan, (iii) the five (5) most recent Annual Report/Return with financial statements, if any, and attachments, and nondiscrimination testing results, (iv) the Plan document and all amendments thereto, or in the absence of a written plan document, a description of the Plan; (v) the most recent summary plan descriptions, summaries of material modification, trust agreements, insurance contracts, service agreements and all related Contracts and documents (including any material employee communications), and (vi) the most recent financial statements and most recent actuarial or valuation reports or statements.
(f)Each Plan is and has at all times been funded, established, operated, and documented in compliance with all applicable Law (including all reporting and disclosure requirements thereby), and the terms of such Plan.
(g)No Plan is currently under audit or examination by the CONSAR (National Commission of the Retirement Savings System), the Department of Labor or any other Governmental Entity. There are no pending or, to the Knowledge of Sellers, threatened, Proceedings, and there are no facts that could reasonably give rise thereto, involving, directly or indirectly, any Plan or any fiduciary or administrator thereof, or any rights or benefits thereby, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.
(h)Except as set forth on Section 3.15(h) of the Disclosure Schedule, the execution of this Agreement and the other Transaction Documents and the events contemplated hereby and thereby (either alone or in conjunction with any other event) will not trigger or entitle any current or former employee, officer, director, independent contractor, or consultant of any Transferred Company or its Subsidiaries to any payments or benefits under any Plan (including severance, change in control payments, or otherwise), acceleration of the time of payment or vesting of any benefit under any Plan (including severance, change in control payments, or otherwise), or increase in any benefits otherwise payable under any Plan. No amount paid or payable (whether in cash, in property, or in the form of benefits) by any Transferred Company or its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) would reasonably be expected to be an “excess parachute payment” or be non-deductible under any applicable Law. No Plan provides for the gross-up or reimbursement of Taxes.
3.16.Insurance. Section 3.16 of the Disclosure Schedule lists each insurance policy (by policy number, insurer, expiration date and type (i.e., “claims made” or an occurrences policy)
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and amount of coverage) maintained by each Transferred Company and its Subsidiaries (collectively, the “Insurance Policies”), true, correct and complete copies of which have been made available to Buyers. All of the Insurance Policies are in full force and effect, and no written notice of cancellation has been received with respect to such Insurance Policies. Except as set forth in Section 3.16 of the Disclosure Schedule, none of the Transferred Companies or their Subsidiary (a) is in default with respect to its obligations under any of the Insurance Policies, (b) has failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor has any coverage for current claims been denied, (c) has current claims outstanding, and has not made any claims for coverage since the Look-Back Date under any Insurance Policy, or (d) has assigned (voluntarily or involuntarily) any proceeds under any of the Insurance Policies. Each Transferred Company and its Subsidiaries are current in their payments of all required premiums with respect to the Insurance Policies. None of the Transferred Companies or their Subsidiaries have any self-insurance, deductible retention or co-insurance programs.
3.17.Affiliate Transactions. Other than (x) any Plan or (y) pursuant to this Agreement, and except as set forth in Section 3.17 of the Disclosure Schedule, (a) no officer, director, manager, member, equity holder or Affiliate of any Transferred Company or its Subsidiaries, or any member of the immediate family of any such officer, director, manager, member, equity holder or Affiliate of any of such person, or any entity in which any of such Persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such Persons) has any Contract with any Transferred Company or its Subsidiaries (other than any employment arrangements with customary terms) or any interest in any property (real, personal or mixed, tangible or intangible) used in or pertaining to the business of the Transferred Companies and their Subsidiaries (other than ownership of the Shares), and no such Contract or interest has existed since the Look-Back Date.
3.18.Customers, Suppliers and Vendors.
(a)Section 3.18(a) of the Disclosure Schedule lists the twenty (20) largest customers (including travel brokers) of the Transferred Companies and their Subsidiaries, in the aggregate, for the twelve (12)-month period ended December 31, 2022 (each a “Material Customer”) and sets forth opposite each Material Customer the approximate dollar amount or amounts paid by such Material Customer to the Transferred Companies and their Subsidiaries, in the aggregate, for each such period. Except as set forth in Section 3.18(a) of the Disclosure Schedule, no customer required to be listed in Section 3.18(a) of the Disclosure Schedule has given notice to the effect (or threatened) that such customer will (and to the Knowledge of Sellers, no such customer intends to) (i) terminate its relationship with the Transferred Companies and their Subsidiaries (including an indication of nonrenewal by such customer upon the scheduled expiration of a Contract within the one (1)-year period following the date hereof, in accordance with its terms), (ii) materially decrease the rate of purchasing from the Transferred Companies and their Subsidiaries or (iii) materially and adversely modify the terms of its relationship with the Transferred Companies and their Subsidiaries, in each case, whether as a result of the consummation of the transactions contemplated hereby or otherwise. None of the Transferred Companies and their Subsidiaries are and have not been, since the Look-Back Date, involved in any material claim, dispute or controversy with any customer party to any customer required to be listed in Section 3.18(a) of the Disclosure Schedule.
(b)Section 3.18(b) of the Disclosure Schedule lists the ten (10) largest vendors (including carriers) of the Transferred Companies and their Subsidiaries, in the aggregate, for the twelve (12)-month period ended December 31, 2022 (each a “Material Vendor”) and set forth opposite the name of each Material Vendor the approximate dollar amount of amounts paid by the Transferred Companies and their Subsidiaries, in the aggregate,
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to such Material Vendor for each such period. Except as set forth in Section 3.18(b) of the Disclosure Schedule, no vendor required to be listed in Section 3.18(b) of the Disclosure Schedule has terminated its relationship with the Transferred Companies or their Subsidiaries or given written notice to the effect (or threatened in writing) that such vendor will (i) terminate its relationship with the Transferred Companies or their Subsidiaries (including an indication of nonrenewal by such vendor upon the scheduled expiration of a Contract within the one (1)-year period following the date hereof, in accordance with its terms), (ii) materially decrease the rate of selling to the Transferred Companies and their Subsidiaries or (iii) materially and adversely modify the terms of its relationship with the Transferred Companies and their Subsidiaries, in each case, whether as a result of the consummation of the transactions contemplated hereby or otherwise. None of the Transferred Companies or their Affiliates are and have not been, since the Look-Back Date, involved in any material claim, dispute or controversy with any vendor required to be listed in Section 3.18(b) of the Disclosure Schedule.
3.19.Officers and Directors; Bank Accounts. Section 3.19 of the Disclosure Schedule lists all officers and directors of each Transferred Company and its Subsidiaries and sets forth a true, correct and complete list of all bank accounts and safe deposit boxes of the Transferred Companies and their Subsidiaries, the number of each such account or box and the names of the persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.
3.20.Compliance with Laws; Permits.
(a)All activities of the Transferred Companies and their Subsidiaries and the officers, directors, agents and employees of the Transferred Companies and their Subsidiaries (while acting in the course of performing their duties on behalf of the Transferred Companies and their Subsidiaries) have been, and are currently being, conducted in compliance in all material respects with all applicable Laws and Permits. To the Knowledge of Sellers, none of the Transferred Companies or their Subsidiaries are under investigation with respect to any violation of any applicable Law, and, to the Knowledge of Sellers, there are no facts or circumstances which would reasonably form the basis for any such violation.
(b)Except as set forth in Section 3.20(b) of the Disclosure Schedule, each Transferred Company and its Subsidiaries and their respective officers, directors, agents and employees have had and have, in full force and effect, all Permits necessary to conduct its business and own, lease and operate its properties. A true, correct and complete list of all Permits held by each Transferred Company and its Subsidiaries is set forth in Section 3.20(b) of the Disclosure Schedule. Each Transferred Company and its Subsidiaries have conducted their business in material compliance with all terms and conditions of the Permits. No suspension, revocation or cancellation of any of the Permits is pending or, to the Knowledge of Sellers, threatened.
(c)None of the Sellers, the Transferred Companies and the Subsidiaries nor, to the Knowledge of Sellers, any of their respective directors, officers, employees, agents or other representatives, has (i) offered, authorized, promised, made or agreed to make gifts of money, other property, other value or similar benefits or contributions (other than incidental gifts or articles of nominal value) to any actual or potential customer, governmental employee or other Person in a position to assist or hinder any Transferred Company or their Subsidiaries in connection with any actual or proposed transaction or to any political party, political party official or candidate for foreign, federal, state or local public office, in each case, in violation of any Law or (ii) maintained any unrecorded fund or asset of any Transferred Company or its Subsidiaries for any improper purpose or made any false entries on its books and records for any reason.
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3.21.Environmental Matters.
(a)As used in this Section 3.21, the following terms shall have the following meanings:
(i)“Current and Prior Real Property” means (i) the Real Property and (ii) all real property previously owned, demised by leases, used, managed or occupied by any Transferred Company or its Subsidiaries.
(ii)“Environmental Laws” means all applicable Laws and Permits relating to pollution, contamination or protection of the environment and occupational, health and safety, including the General Law of Ecological Balance and Environmental Protection (Ley General del Equilibrio Ecológico y Protección al Ambiente), General Law for the Prevention and Comprehensive Management of Waste (Ley General para la Prevención y Gestión Integral de los Residuos), Federal Environmental Responsibility Law (Ley Federal de Responsabilidad Ambiental), General Law on Climate Change (Ley General de Cambio Climático), and NORMA Official Mexicana NOM-005-STPS-1998 and similar foreign and state Laws.
(b)All of the Current and Prior Real Property has been maintained in compliance in all material respects with all Environmental Laws, as applicable.
(c)None of the Transferred Companies or their Subsidiaries have received any written notification from any Governmental Entity with respect to existing or past violations of any Environmental Laws which are not yet fully resolved. None of the Transferred Companies or their Subsidiaries are subject to any order, decree, injunction or claim by any Governmental Entity or any claim for indemnity by any other Person relating to material liability under any Environmental Law.
(d)There has not been, at any Current and Prior Real Property, any “Release” of any “Hazardous Substance,” that is prohibited, limited or regulated as a toxic or hazardous substance, health or environmental hazard, hazardous waste (or residuos peligrosos), hazardous substance or pollutant from time to time under any Environmental Law which would result in liability to any Transferred Company or its Subsidiaries.
(e)None of the Transferred Companies or their Subsidiaries have used and do not use underground storage tanks located on any parcel of Current and Prior Real Property.
(f)The Sellers have made available to Buyers copies of all environmental reports, studies, assessments, sampling data and other material environmental information in their or any Transferred Company’s or its Subsidiaries’ possession relating to any Transferred Company or its Subsidiaries or any of its Current and Prior Real Property or operations.
3.22.No Brokers. No broker, finder, investment banker or other Person shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf any Transferred Company or its Subsidiaries.
3.23.Letters of Credit. Section 3.23(a) of the Disclosure Schedule sets forth all of the letters of credit and airline bonds of the Transferred Companies and their Subsidiaries (the “Letters of Credit”). Section 3.23(b) of the Disclosure Schedule sets forth the certificates of deposit of the Transferred Companies and their Subsidiaries that secure the Letters of Credit (the “Certificates of Deposit”). Each of the Letters of Credit and Certificates of Deposit are valid and in full force and effect. The aggregate principal amount of the Certificates of Deposit exceeds the
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amount of the Letters of Credit, and such Certificates of Deposit fully secure the Letters of Credit and have a maturity which is less than 12 months after the Closing Date. The Letters of Credit have not been drawn upon.
3.24.Representations Complete. None of the representations or warranties made by the Sellers herein or in any certificate furnished by the Sellers pursuant to his Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
4.REPRESENTATIONS AND WARRANTIES OF THE SELLERS.
As a material inducement to each Buyer and Holdings to enter into this Agreement, with the understanding that each Buyer and Holdings will be relying thereon in consummating the transactions contemplated hereby, each Seller represents and warrants to each Buyer and Holdings, on a joint and several basis, that:
4.1.Organization and Power. Such Seller has the capacity or the requisite power and authority, and its corporate purpose allows, as applicable, to enter into and perform such Seller’s obligations under this Agreement and any other documents and agreements contemplated by this Agreement to which such Seller is a party (collectively, the “Seller Transaction Documents”).
4.2.Execution; Delivery; Valid and Binding Agreements. The execution, delivery and performance by such Seller of this Agreement and the other Seller Transaction Documents, and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action on the part of such Seller. This Agreement and each of the other Seller Transaction Documents have been duly executed and delivered by such Seller and (assuming the due authorization, execution and delivery by the other parties thereto) constitute the valid and binding obligation of such Seller, enforceable in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Each Seller acknowledges and accepts that (i) the Administration Board of each Transferred Company has been notified prior to the date of this Agreement of the transfer of the Shares contemplated by this Agreement and (ii) the transfer of Shares is a permitted transfer in terms of the bylaws of each of the Transferred Companies.
4.3.No Breach. The execution, delivery and performance by such Seller of this Agreement and the other Seller Transaction Documents, and the consummation by such Seller of the transactions contemplated hereby and thereby, do not and will not require any consent from or notice to any third parties or Governmental Entities and do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of or result in the creation of a right of termination or acceleration or any Lien upon any assets of such Seller under the provisions of (a) any Contract by which such Seller is bound, or (b) any Laws to which such Seller (or any of the property held by such Seller) is subject or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or thereby, except in the case of clause (a), for such defaults which would not affect such Seller’s ability to consummate the transactions contemplated by this Agreement and the other Seller Transaction Documents.
4.4.Investment Intent; Restricted Securities. Each Seller is acquiring the Earn-Out Shares pursuant to this Agreement for his or her own account for investment purposes only and not with the view nor intention to resell, distribute or otherwise dispose thereof, except as
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otherwise contemplated herein or in Put-Call Option Agreement. Each Seller does not have any direct or indirect arrangement or understanding with any other Person to distribute the Earn-Out Shares in violation of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities Law. Each Seller acknowledges that the Earn-Out Shares are “restricted securities” that have not been registered under the Securities Act or any other applicable securities Law and that, absent an effective registration under the Securities Act, the Earn-out Shares may only be offered, sold or otherwise transferred (i) to Holdings, (ii) outside the U.S. in accordance with Rule 904 of Regulation S under the Securities Act, or (iii) pursuant to an exemption from registration under the Securities Act. Each Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his or her investment in the Earn-Out Shares. Each Seller is capable of bearing the economic risks of such investment, including a complete loss of his or her investment.
4.5.No Brokers. No broker, finder, investment banker or other Person shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller.
5.REPRESENTATIONS AND WARRANTIES OF BUYERS AND HOLDINGS.
As a material inducement to the Sellers to enter into this Agreement, with the understanding that the Sellers will be relying thereon in consummating the transactions contemplated hereby, each Buyer and Holdings represent and warrant to the Sellers that:
5.1.Organization and Power; Conduct of Business.
(a)Each Buyer and Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the power and authority and all authorizations, licenses, Permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and currently proposed to be conducted.
(b)Each Buyer and Holdings has the requisite power and authority to enter into and perform its obligations under this Agreement and the other documents and agreements contemplated by this Agreement to which it is a party (collectively, “Buyer Transaction Documents” and, together with this Agreement, the Seller Transaction Documents and the Buyer Transaction Documents, the “Transaction Documents”).
(c)The copies of the certificate of incorporation, bylaws and similar governing documents of each Buyer and Holdings furnished by Buyers to the Sellers prior to the date hereof reflect all amendments made thereto and are true, correct and complete. Neither Buyers nor Holdings is in violation of any of the provisions of its certificate of incorporation, bylaws or similar governing documents. Each Buyer and Holdings is qualified to do business as a foreign legal entity in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, adversely affect such Buyer’s or Holdings ability to consummate the transactions contemplated hereby in any material respect.
5.2.Execution; Delivery; Valid and Binding Agreements. The execution, delivery and performance by each Buyer and Holdings of this Agreement and the other Buyer Transaction Documents, and the consummation by such Buyer and Holdings of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action on the part of such Buyer and Holdings. This Agreement and each of the other Buyer Transaction Documents have been duly executed and delivered by such Buyer and Holdings, as applicable, and (assuming the due authorization, execution and delivery by the other parties thereto) constitute
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the valid and binding obligation of such Buyer and Holdings, enforceable in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
5.3.No Breach. The execution, delivery and performance by each Buyer and Holdings of this Agreement and the other Buyer Transaction Documents, and the consummation by such Buyer and Holdings of the transactions contemplated hereby and thereby, do not and will not require any consent from or notice to any third parties or Governmental Entities and do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of or result in the creation of a right of termination or acceleration or any Lien upon any assets of such Buyer or Holdings under the provisions of (a) any Contract by which such Buyer or Holdings is bound, (b) the certificate of incorporation, bylaws and similar governing documents of such Buyer or Holdings or (c) any Laws to which Buyers or Holdings (or any of the property held by Buyers or Holdings) is subject or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or thereby.
5.4.Financial Capability. Buyers and Holdings (i) have sufficient funds and capacity to comply with any obligations in favor of the Sellers and to pay for any expenses incurred by Buyers in connection with the transactions contemplated by this Agreement and the Transaction Documents and (ii) have not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capacity.
5.5.No Brokers. No broker, finder, investment banker or other Person shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of each Buyer or Holdings.
5.6.Investment Intent. Each Buyer is acquiring its applicable Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof.
5.7.Earn-Out Shares. When issued and delivered in accordance with this Agreement, the Earn-Out Shares issued to the Sellers will be validly issued.
5.8.Access to Information. Each Buyer is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act, as amended, and has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of the transactions contemplated hereby. Each Buyer acknowledges that it: (a)has had access to certain information about the Transferred Companies and their Subsidiaries, its respective results of operations, financial condition and cash flow, and business generally; and (b) has conducted such investigation of the Transferred Companies and their Subsidiaries and the Shares sufficient to enable such Buyer to evaluate the merits and risks of investing in the Transferred Companies and their Subsidiaries and whether to proceed with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
5.9.No Other Representations. Except for the representations and warranties set forth in this Article 5, neither Buyer nor any other Person makes any other representations or warranties, written or oral, statutory, express or implied, with respect to (a) either Buyer and its business, operations, assets, liabilities, condition (financial or otherwise) or prospects, or (b) the negotiation, execution, delivery or performance of this Agreement by such Buyer.
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6.COVENANTS.
6.1.Further Action; Efforts. The parties shall use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Laws and to execute and deliver such documents and other papers, in each case, as may be required to carry out the provisions of this Agreement and the Transaction Documents and consummate and make effective the transactions contemplated hereby and thereby.
6.2.Restrictive Covenants.
(a)For a period of five (5) years from and after the Closing Date, each Seller shall not (and shall cause such Seller’s Affiliates not to), directly or indirectly, anywhere in the world, either for himself, herself or itself or through any other Person, have an ownership interest in, manage, participate, operate, control, permit such Person’s name to be used by, perform services for or otherwise become involved in (whether as an officer, director, manager, employee, investor, partner, proprietor, equity holder, member, trustee, consultant, agent, representative, broker, promoter or otherwise), any Person engaging or contemplating engaging in a Competing Business. Notwithstanding the foregoing, (i) nothing shall prohibit a Person or any of such Person’s Affiliates from having a passive ownership interest of not more than two percent (2%) of any publicly-traded entity, so long as neither such Person nor any of such Person’s Affiliates participates in any way in the management, operation or control of such publicly-traded entity, and (ii) nothing shall prohibit a Person from engaging in any activities or performing any services on behalf of any Transferred Company or any of its Subsidiaries or Affiliates.
(b)For a period of five (5) years from and after the Closing Date, each Seller shall not (and shall cause such Seller’s Affiliates not to), directly or indirectly, either for himself, herself or itself or through any other Person, (i) hire, solicit or induce, or attempt to hire, solicit or induce, any employee of any Transferred Company or any of its Subsidiaries or Affiliates (in each case, as of the Closing Date and during such period) to leave the employ of such Person, or in any way interfere with the relationship between such employee and such Person or (ii) induce, or attempt to induce, any customer or vendor of any Transferred Company or its Subsidiaries to cease doing or decrease such Person’s business with any Transferred Company or any of its Subsidiaries or Affiliates, or in any way interfere with the relationship between any such Person and any Transferred Company or any of its Subsidiaries or Affiliates.
(c)For a period of five (5) years from and after the Closing Date, each Seller agrees that such Seller shall not make any negative, derogatory or disparaging public statement or communication regarding Buyers, any Transferred Company, their Subsidiaries or Affiliates or any of their respective officers, directors, managers or employees.
(d)Each Seller agrees that the covenants contained in this Section 6.2 are reasonably designed to protect Buyers’ substantial investment and are reasonable with respect to duration, geographic area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.2 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
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6.3.Confidentiality. From and after the Closing Date, each Seller agrees not to disclose or use at any time (and such Seller shall cause such Seller’s Affiliates not to use or disclose at any time) any Confidential Information, except to the extent that such disclosure or use is directly related to and required by such Seller’s performance of duties assigned to such Seller by Buyers or any of its Affiliates in such Seller’s capacity as an employee of Buyers or any of its Affiliates. Each Seller further agrees to take all reasonable and appropriate steps (and to cause each of such Seller’s Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft and to implement security measures equal to those used by each of them to safeguard its own confidential or restricted information to keep the secrecy and confidentiality that the Confidential Information contains. In the event any Seller or any Affiliate of such Seller is required by Law to disclose any Confidential Information, such Seller and the Affiliates of such Seller shall promptly notify Buyers in writing, which notification shall include the nature of the Law and the extent of the required disclosure, and such Seller shall cooperate with Buyers and their Affiliates to preserve the confidentiality of such information consistent with applicable Law. Additionally, the parties agree that the provisions of this Section shall be in full force and effect for a period of five (5) years from and after the Closing Date. Should the Sellers breach any of the terms provided in this Section, they will be obliged to pay the corresponding losses and damages.
The parties acknowledge that the Confidential Information may comprise personal data protected by the LFPDPPP, and hereby undertake to comply with the procedures for the protection and handling of personal data implemented by each of them, as well as to follow their respective policies regarding the rights of access, rectification, cancellation and objection of the holders of personal data pursuant to the LFPDPPP.
6.4.Tax Matters.
(a)Tax Returns.
(i)Buyers shall cause each Transferred Company and its Subsidiaries to prepare and timely file all Tax Returns due after the Closing Date (the “Buyer Prepared Returns”). To the extent that a Buyer Prepared Return relates solely to a Pre-Closing Tax Period, such Tax Return shall be prepared on a basis consistent with existing procedures and practices unless otherwise required by applicable Law. Each Buyer Prepared Return that is an income Tax Return or that shows an Indemnified Tax (other than Tax Returns relating to payroll or other employment Taxes) and that was not prepared in accordance with past practices or procedures shall be submitted to the Sellers for the Sellers’ review and comment at least ten (10) days prior to the due date of the Tax Return if such Tax Return is an income Tax Return and a reasonable amount of time prior to the filing deadline if such Tax Return is not an income Tax Return. Buyers shall consider in good faith any reasonable comments made by the Sellers. No failure or delay of Buyers in providing Buyer Prepared Returns for the Sellers to review shall reduce or otherwise affect the obligations or liabilities of the Sellers pursuant to this Agreement, except to the extent they are actually prejudiced by such failure or delay.
(ii)The parties agree that all indemnification payments under this Agreement shall be treated as adjustments to the Purchase Price for all relevant Tax purposes. Unless otherwise required by Law, none of the Sellers or Buyers shall take any position (and Buyers shall not allow any Transferred Company or its Subsidiaries to take any position) during the course of any audit or other Proceeding with respect to any Taxes or Tax Returns (whether or not a Tax Contest) that is inconsistent with any election, position or agreement provided for in Section 6.4(a)(ii).
(iii)Sellers shall pay their corresponding income taxes through a Tax Return filed within 15 (fifteen) days following the date of signing of this Agreement. Likewise,
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the Sellers undertake to (i) deliver to the Buyers and the Transferred Companies, a copy of the aforementioned Tax Return, as well as evidence of payment of the corresponding tax within a period of 10 (ten) Business Days after its filing, as appropriate; and (ii) indemnify and hold Buyers harmless from any claim by the Tax Authorities regarding the Seller's obligations thereof.
(b)Apportionment of Taxes. For purposes of determining the amount of Taxes that relate to a Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date), the parties agree as follows:
(i)In the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
(ii)In the case of Taxes in the form of interest or penalties, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period (or the portion of the Straddle Period ending on the Closing Date) to the extent relating to a Tax for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.
(iii)In the case of all other Taxes (including income Taxes, employment Taxes, and sales and use Taxes) the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Transferred Companies and their Subsidiaries filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books” methodology. For purposes of this clause (iii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes.
(c)Cooperation. Each Seller shall (i) assist in the preparation and timely filing of any Tax Return of the Transferred Companies and their Subsidiaries; (ii) assist in any audit or other Proceeding with respect to Taxes or Tax Returns of the Transferred Companies and their Subsidiaries (whether or not a Tax Contest); (iii) make available any information, records or other documents in such Seller’s possession or control relating to any Taxes or Tax Returns of the Transferred Companies and their Subsidiaries; (iv) provide any information necessary or reasonably requested by Buyers to allow Buyers and the Transferred Companies and their Subsidiaries to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement; and (v) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.
(d)Tax Contests.
(i)If any Governmental Entity issues to any Transferred Company or its Subsidiaries (A) a written notice of its intent to audit or conduct another Proceeding with respect to Taxes of such Transferred Company or such Subsidiary for any Pre-Closing Tax Period or (B) a written notice of deficiency for Taxes for any Pre-Closing Tax Period, Buyers shall notify the Sellers of its receipt of such communication from such Governmental Entity as soon as reasonably practicable and, in any event, within thirty (30) days of receipt. No failure or delay of Buyers in the performance of the foregoing shall reduce or otherwise affect the
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obligations or liabilities of the Sellers pursuant to this Agreement, except to the extent they are actually prejudiced by such failure or delay.
(ii)Buyers shall control any audit or other Proceeding in respect of any Tax Return or Taxes of the Transferred Companies and their Subsidiaries (a “Tax Contest”); provided, however, that (A) the Sellers, at their sole cost and expense, shall have the right to participate in any such Tax Contest to the extent it relates to a Pre-Closing Tax Period, and (B) Buyers shall not allow the Transferred Companies and their Subsidiaries to settle or otherwise resolve any Tax Contest if such settlement or other resolution relates to Taxes for a Pre-Closing Tax Period without the consent of the Sellers (which will not be unreasonably withheld, delayed, or conditioned).
(iii)To the extent there is a conflict between this Section 6.4 and Section 8.4, the provisions of this Section 6.4 shall control.
(e)Tax Treatment. The parties agree that the percentage of the Earn-Out Shares deemed to have been issued in exchange for the Shares of each Transferred Company shall be as set forth on Schedule 6.4(e).
(f)Transfer Taxes. Buyers and Sellers will each bear fifty percent (50%) of all applicable federal, state, local and non-U.S. transfer, excise, sales, use, ad valorem, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon or arising out of any transaction contemplated by this Agreement and all related interest and penalties (collectively, “Transfer Taxes”).
(g)Refunds and Tax Benefits. Any Income Tax refunds that are received by Buyers or any Transferred Company or its Subsidiaries and any amounts credited against Income Tax to which Buyers or any Transferred Company or its Subsidiaries become entitled, that relate to Income Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Sellers, and Buyers shall pay over to the Sellers any such refund or the amount of any such credit within fifteen (15) days after such receipt or entitlement thereto net of (i) any Taxes (including any Taxes that would be imposed on a distribution of any portion of such refund to the Buyers) and (ii) any reasonable expenses that the Buyers, the Transferred Companies and their Subsidiaries or any of their Affiliates incur (or has or will incur) with respect to such refund (and related interest). Nothing in this Section 6.4(g) shall require that the Buyers make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of the Buyers and the Transferred Companies and their Subsidiaries) that is with respect to (A) any refund of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in any taxable period (or portion of any Straddle Period) beginning on or after the day immediately following the Closing Date; (B) any refund of Tax paid after the Closing Date to the extent the Sellers have not indemnified the Buyers or the Transferred Companies and their Subsidiaries for such Taxes; (C) any refund for Tax that is reflected as a current asset (or offset to a current liability) on the Final Closing Net Working Capital; or (D) any refund for Tax that gives rise to a payment obligation by any Transferred Company or its Subsidiaries to any Person under applicable Law or pursuant to a provision of a contract or other agreement entered (or assumed) by any Transferred Company or its Subsidiaries on or prior to the Closing Date.
6.5.IRS Forms. Each Seller shall provide updated forms or other documentation to Holdings on or prior to the date any prior form or other documentation provided under Section 7.1(i) becomes obsolete or expires or after the occurrence of an event requiring a change in the most recent form, documentation or certification previously delivered by it pursuant to Section 7.1(i), or from time to time if requested by Holdings in accordance with applicable Law.
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6.6.Restrictions on Transfer of Earn-Out Shares. Subject to the following sentence, the Sellers, may not Transfer any Earn-Out Shares for twelve (12) months following the Sellers receipt of the applicable Earn-Out Shares (the “Lock-up Period”). Notwithstanding the previous sentence, the Sellers may Transfer the Earn-Out Shares during the Lock-up Period: (a) as a bona fide gift or charitable contribution; (b) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Seller or any other person with whom such Seller has a relationship by blood, marriage or adoption not more remote than first cousin; (c) by will or intestate succession upon the death of the Seller; (d) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; and (e) pursuant to transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of the Holdings security holders having the right to exchange their shares of Earn-Out Shares for cash, securities or other property; provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-up Period.
6.7.Reorganization Documentation. Within sixty (60) days following the Closing Date, the Sellers shall (i) have had notarized the shareholders’ meeting minutes and additional corporate documents memorializing the Reorganization (as further described on Schedule 8.2(e)) and shall have filed any other documentation necessary to effect the Reorganization as of or prior to the Closing Date, and (ii) provide evidence of the filing data at the Public Registry of Commerce of an amendment to the bylaws of each of the Transferred Companies specifically allowing for foreign investment and removing any bylaws prohibiting foreign investment.
7.CLOSING DOCUMENTS.
7.1.Closing Documents to be Delivered by the Sellers. On or prior to the Closing Date, the Sellers shall deliver, or cause to be delivered, to Buyers the following documents, each in form and substance reasonably satisfactory to Buyers:
(a)the Put-Call Option Agreement, duly executed by the Sellers;
(b)a certificate signed by the Secretary of the Board of Directors or the Sole Administrator, as applicable, of each of the Transferred Companies certifying that an amendment to the bylaws of each of the Transferred Companies specifically allowing for foreign investment and removing any bylaws prohibiting foreign investment has been duly authorized and executed, identifying the applicable public instrument thereof and evidence of their filing data at the Public Registry of Commerce;
(c)employment agreements by and between the Transferred Companies and certain retained employees (the “Employment Agreements”), duly executed by each such individual;
(d)certificates evidencing the Shares, duly endorsed in property by the Sellers in favor of Buyers, as applicable;
(e)written resignations of each director and officer of any Transferred Company or its Subsidiaries designated by Buyers in writing prior to the Closing Date, duly executed by such individuals;
(f)shareholders meeting minutes book, capital variations book, Shares Registry Book and board of directors meeting minutes book, duly executed by the administration board of each Transferred Company and each of the Subsidiaries, and complying with the
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requirements of the Laws and the bylaws of each Transferred Company and each of the Subsidiaries;
(g)evidence that all consents, approvals, permissions, acknowledgements or notices listed in Section 3.3 of the Disclosure Schedule have been obtained or made;
(h)evidence of the termination, cancellation and repayment or settlement in full of all (i) Affiliate transactions listed in Section 3.17 of the Disclosure Schedule and (ii) to the extent not listed thereon, any balances or amounts existing between any Transferred Company or its Subsidiaries, on the one hand, and any Seller or any of its respective Affiliates, on the other hand;
(i)a duly completed and executed Form W-9 or W-8 from each Seller establishing that such Seller is exempt from U.S. backup withholding; and
(j)an electronic copy, in the form of a CD or DVD disc or USB drive, of the Data Room.
7.2.Closing Documents to be Delivered by Buyer. On the Closing Date, Buyers shall deliver, or cause to be delivered, to the Sellers, each in form and substance reasonably satisfactory to the Sellers:
(a)the Put-Call Option Agreement, duly executed by Holdings;
(b)cancel the share certificates evidencing the Shares and endorsed in favor of the Buyers, and issue new share certificates reflecting the transfer herein agreed;
(c)evidence of the wire transfer instruction made by the Buyers for the payment of the Closing Purchase Price Payment, in accordance with Section 2.2;
(d)register the transfer of Shares as herein agreed at the shares registry book and to perform and publish all applicable notices at the electronic publication system (Sistema Electrónico de Publicaciones de Sociedades Mercantiles) managed by the Ministry of Economy (Secretaría de Economía) (“PSM”).
8.INDEMNIFICATION.
8.1.Survival. All representations and warranties contained in this Agreement will be deemed continuing representations and warranties and will survive the Closing Date for a period of eighteen (18) months after the Closing Date; provided, however, that the Fundamental Representations will survive the Closing Date until sixty (60) days after the expiration of the statute of limitations period applicable to the underlying subject matter or, with respect to Taxes, the collection of the underlying Tax (after giving effect to any waiver, tolling, mitigation or extension thereof), if longer. The covenants and agreements of each party shall survive the Closing and remain in full force and effect in accordance with their terms or, if no such term is specified, until sixty (60) days after the expiration of the statute of limitations period applicable to the underlying subject matter or with respect to any Buyer Tax Losses, the collection of the underlying Tax (after giving effect to any waiver, tolling, mitigation or extension thereof), if longer. No claim for indemnification may be made under this Article 8 after the expiration of the survival period applicable to such claim; provided, that this Section 8.1 shall not limit the ability of any Indemnified Party (as defined below) to recover for (x) any claim for indemnification asserted in accordance with this Agreement before the end of such applicable survival period with reasonable specificity based on facts or circumstances existing prior to the expiration of such applicable survival period or (y) any claim based on Fraud.
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8.2.Indemnification by the Sellers. Subject to the other provisions of this Article 8, the Sellers shall, on a joint and several basis, indemnify, defend and hold each Buyer Group Member harmless against and with respect to, and shall reimburse each Buyer Group Member for, any and all Losses resulting or arising from:
(a)any inaccuracy in or breach of any representation or warranty contained in Articles 3 or 4 of this Agreement;
(b)any breach or nonfulfillment of any covenants by the Sellers in this Agreement;
(c)any Buyer Tax Losses;
(d)any Closing Indebtedness; and
(e)any matter set forth on Schedule 8.2(e).
Once a Loss has been established, the Sellers shall have thirty (30) days to satisfy the claim.
8.3.Indemnification by Buyers. Subject to the other provisions of this Article 8, Buyers shall indemnify, defend and hold each Seller Group Member harmless against and with respect to, and shall reimburse such Seller Group Member for, any and all Losses resulting or arising from:
(a)any inaccuracy in or breach of any representation or warranty contained in Article 5 of this Agreement; and
(b)any breach or nonfulfillment of any covenants by Buyers contained in this Agreement.
8.4.Procedures for Indemnification. The procedures for indemnification pursuant to this Article 8 will be as follows:
(a)The party claiming indemnification (the “Indemnified Party”) shall promptly give written notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim for Losses, whether arising between the parties or in connection with a third-party claim made against the Indemnified Party, specifying, in reasonable detail, the facts and circumstances of and the basis for such claim, as then known by the Indemnified Party. If an indemnification claim hereunder relates to a third-party claim made against the Indemnified Party, written notice of such third-party claim shall be given by the Indemnified Party to the Indemnifying Party promptly (but in any event within fifteen (15) days after written notice of such third-party claim shall have been given to the Indemnified Party by such third party). Failure to give prompt notice pursuant to this Section 8.4(a) shall not affect the Indemnifying Party’s indemnification obligations hereunder in the absence of material prejudice thereto (in which case the Indemnifying Party’s indemnification obligations shall only be reduced to the extent of such material prejudice).
(b)Following receipt of notice from the Indemnified Party of a claim, the Indemnifying Party will have thirty (30) days during which to make such investigation of the claim as the Indemnifying Party shall deem necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or the Indemnifying Party’s authorized Representative(s) the information relied upon by the Indemnified Party to substantiate the claim (except to the extent such information is privileged). If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said
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thirty (30)-day period (or any agreed upon extension thereof) to the validity and amount of such claim, or if the Indemnifying Party does not respond to such notice, the Indemnifying Party shall promptly pay to the Indemnified Party the full amount of the claim in accordance with Section 8.4(f). In the event the parties are unable to agree, either party may bring a Proceeding to resolve such dispute in accordance with Section 9.10.
(c)With respect to any claim by a third-party for which an Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall have the right, at its own expense, to participate in or, if the Indemnifying Party so elects, to assume control of the defense of such claim through counsel of the Indemnifying Party’s choice reasonably acceptable to the Indemnified Party by providing written notice within thirty (30) days following notice from the Indemnified Party acknowledging the Indemnifying Party’s obligation to indemnify the Indemnified Party, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party, subject to reimbursement for reasonable and documented actual out-of-pocket expense incurred by the Indemnified Party as the result of a request by the Indemnifying Party to so cooperate; provided, that the Indemnifying Party will not be entitled to control, and the Indemnified Party will be entitled to have sole control over, the defense or settlement of any claim if (i) such claim involves a criminal proceeding, action, indictment, allegation or investigation, (ii) a conflict of interest between the Indemnifying Party and the Indemnified Party exists other than ordinary conflicts that arise under this Agreement and the other Transaction Documents, (iii) such claim involves any customers of the Indemnified Party or its Affiliates, (iv) the Indemnifying Party has not agreed and acknowledged in writing (for the benefit of the Indemnified Party) its unqualified obligation to indemnify the Indemnified Party as provided hereunder with respect to such claim, subject to the limitations set forth in this Article 8, (vi) such claim seeks an injunction or other equitable relief against the Indemnified Party or any of its Affiliates or (vii) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Indemnified Party will have the right to participate in the defense of such claim at its own expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably denied, delayed, withheld or conditioned), settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or demand or any related claim or demand.
(d)If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim within thirty (30) days following notice from the Indemnified Party (or such earlier date, if the failure to assume the defense on such earlier date would materially impair the ability of the Indemnified Party to defend such claim), the Indemnified Party will (upon delivering written notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim (all at the cost and expense of the Indemnifying Party), and the Indemnifying Party will be bound by the results obtained in good faith by the Indemnified Party with respect to such claim. The Indemnified Party will not settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnifying Party without the consent of the Indemnifying Party, such consent not to be unreasonably withheld, denied, conditioned or delayed.
(e)If any Buyer Group Member is entitled to recourse directly against any Seller pursuant to this Article 8 and is not able to recover the full amount of any such claim from such Seller, Buyers shall have the right to:
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(i)if no Earn-Out Consideration has been paid, then withhold any Earn-Out Consideration that becomes due, including the issuance of a number of Earn-Out Shares having an aggregate Earn-Out Share Value equal to the amount that such Buyer Group Member was unable to recover. Each Seller hereby agrees to any such withholding of Earn-Out Consideration from such Seller in satisfaction of any indemnification obligations hereunder; or
(ii)if any Earn-Out Shares have been issued, demand from such Seller the satisfaction of such claim through the delivery to Buyers of a number of Earn-Out Shares held by such Seller having an aggregate Earn-Out Share Value equal to the amount that such Buyer Group Member was unable to recover. Each Seller hereby agrees to any such delivery of Earn-Out Shares from such Seller to Buyers in satisfaction of any indemnification obligations hereunder and authorizes Buyers to transfer such Earn-Out Shares to Buyers or any of their Affiliates. Notwithstanding the foregoing, if a Seller fails to deliver such Earn-Out Shares in satisfaction of any indemnification obligations hereunder, without any further action by Buyers, such Seller shall automatically forfeit all of such Seller’s rights, title and interest in and with respect to such Earn-Out Shares, and Buyers shall be deemed the owner of such Earn-Out Shares for all purposes, and Buyers agree to provide such Seller with written notice thereof promptly after any such forfeiture.
(f)Any indemnification payments made pursuant to this Article 8 shall be effected by wire transfer of immediately available funds to an account or accounts designated by the applicable Buyer Group Member or Seller Group Member, as the case may be, within three (3) Business Days after the determination thereof, whether pursuant to a final judgment, settlement or agreement among the parties.
8.5.Determination of Losses; Limitations on Indemnification. Notwithstanding any other provision of this Agreement:
(a)Other than with respect to any indemnification claim made for Losses related to Fraud or any breach of the Fundamental Representations, the Sellers will not have any indemnification payment obligations under Section 8.2(a) unless and until the aggregate amount of Losses exceeds $100,000.00 (one hundred thousand 00/100 United States Dollars) (the “Threshold Amount”), at which time the Buyer Group Members shall be entitled to recover all Losses, including both the Threshold Amount and the amount of Losses in excess of the Threshold Amount.
(b)Other than with respect to any indemnification claim made for Losses related to Fraud or any breach of the Fundamental Representations, the Sellers will not have any indemnification payment obligations under Section 8.2(a) for Losses (in the aggregate) in excess of the Purchase Price.
8.6.Materiality Qualifiers. For purposes of determining (a) the amount of any Loss arising from any inaccuracy in or breach of any representation or warranty for which an Indemnified Party is entitled to indemnification under this Article 8 or (b) whether any inaccuracy in or breach of any representation or warranty exists for purposes of this Article 8, the terms “material,” “Material Adverse Effect,” “in all material respects” and words of similar import shall be disregarded and given no effect (except with respect to Section 3.7 (No Material Adverse Effect)).
8.7.Exclusive Remedies. Except for claims for Fraud, the remedies provided for in this Agreement will be the sole and exclusive remedies of the parties, their Affiliates and their respective officers, managers, directors, employees, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation, warranty or covenant contained in this Agreement; provided, however, that nothing in this Agreement is intended to waive any
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claims for Fraud or prohibit a party from commencing a Proceeding for specific performance or injunction to which a party may be entitled.
8.8.Treatment of Indemnification Payments Between the Parties. Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization. The Parties shall enter and execute any reasonably requested agreement to document the price adjustment that the Parties may use and keep in their files for legal, accounting and Tax purposes.
8.9.Waiver and Release; Contribution.
(a)Effective as of the Closing, except as provided in this Section 8.9, each Seller, on behalf of himself, herself or itself and each of his, her or its past, present and future Affiliates, beneficiaries, executors, heirs, successors and assigns (collectively, “Related Persons”), hereby releases and forever discharges each Transferred Company and each of their respective past, present and future Subsidiaries and Affiliates (including Buyers), equity holders, successors and assigns, and their respective officers, directors, managers and employees (collectively, “Buyer Releasees”), from any and all claims, demands, proceedings, causes of action, court orders, obligations, contracts, agreements (express or implied), debts and liabilities under or relating to the Shares, the Transferred Companies and their Subsidiaries or any business of Transferred Companies and their Subsidiaries (including any liability or obligation arising under or pursuant to any employment agreement or other compensation arrangement (other than agreements and arrangements entered into between any Transferred Company or its Subsidiaries and such Seller on or after the Closing Date)), whether known or unknown, suspected or unsuspected, both at law and in equity, which any Seller or any of such Seller’s Related Persons, as applicable, now has, has ever had or hereafter has against the Buyer Releasees. Notwithstanding the foregoing, none of the Sellers releases, and this Section 8.9 shall not be deemed to affect, any claim of the Sellers or their Related Persons or any obligation of Buyers pursuant to this Agreement (including any claim against Buyers for indemnification pursuant to this Article 8 of this Agreement).
(b)Without limiting the generality of the foregoing, each Seller hereby acknowledges and agrees that, notwithstanding anything to the contrary in any Contract between any Transferred Company or its Subsidiaries and such Seller or the Governing Documents, such Seller shall not have any claim or right to contribution, advancement of expenses, indemnification or other payment from any Transferred Company, any of their Subsidiaries or Affiliates or any of their respective directors, officers, employees or representatives, including by reason of the fact that such Seller was a director, officer, employee or representative of any Transferred Company or its Subsidiaries or was serving at the request of any Transferred Company or its Subsidiaries as a director, officer, employee or representative of another Person, with respect to any matter for which any Buyer Group Member is entitled to indemnification under Section 8.2 or any matter relating to any claim by any Buyer Group Member for Fraud.
(c)Each Seller, on behalf of himself, herself or itself and each of such Seller’s Related Persons, acknowledges that such Seller is aware that such Seller or any of such Seller’s Related Persons may hereafter discover facts different from or in addition to the facts that such Seller or such Seller’s Related Persons now knows or believes to be true but that such Seller, on behalf of himself, herself or itself and each of such Seller’s Related Persons, intends that the general releases given in this Section 8 shall be and remain in full force and effect notwithstanding the discovery of any such different or additional facts. Each Seller, on behalf of himself, herself or itself and each of such Seller’s Related Persons, hereby waives and relinquishes (A) all rights and benefits that such Person has or may have under Law, to the full extent that such Person may lawfully waive such rights and benefits, and (B) any similar or
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comparable protections afforded by any other Law of similar import in any other jurisdiction. Each Seller, on behalf of himself, herself or itself and each of such Seller’s Related Persons, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Proceeding, or commencing, instituting or causing to be commenced or voluntarily aiding, any Proceeding of any kind against any Buyer Releasee based upon any matter purported to be released hereby.
9.MISCELLANEOUS.
9.1.Expenses. Buyers will bear their own and each of their Affiliates’ legal expenses, due diligence expenses and other fees, costs, charges, disbursements and expenses incurred in connection with their negotiating, executing and performing this Agreement and the transactions contemplated hereby, including any related broker, accounting, financial advisory, financing, investment bank or finder’s fees and expenses. The Sellers will bear each Seller’s, each Transferred Company’s and each of their respective Subsidiaries’ and Affiliates’ legal expenses, due diligence expenses and other fees, costs, charges, disbursements and expenses incurred in connection with their negotiating, executing and performing this Agreement and the transactions contemplated hereby, including any related broker, accounting, financial advisory, financing, investment bank or finder’s fees and expenses.
9.2.Amendment; Benefit and Assignability. This Agreement may be amended only by the execution and delivery of a written instrument by Buyers and the Sellers. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns, and except as contemplated or set forth herein, no other Person will have any right (whether third party beneficiary or otherwise) hereunder, except that the Buyer Group Members, the Seller Group Members and the Buyer Releasees will be third-party beneficiaries in respect of Article 8 and Holdings will be a third-party beneficiary in respect of the entire Agreement. This Agreement may not be assigned by any party without the prior written consent Buyers and the Sellers; provided, that each Buyer may, without the prior written consent of the Sellers or any other party, at any time after the Closing, assign its rights, interests and obligations under this Agreement, in whole or in part, (a) to any subsequent purchaser of such Buyer, as applicable, or any portion of its assets or business (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise), (b) for collateral security purposes to any lender providing financing to such Buyer or any of its Affiliates (including the Transferred Companies and their Subsidiaries) and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part, or (c) to any of such Buyer’s Affiliates.
9.3.Interest. All payments hereunder under shall be made by wire transfer of immediately available funds to the relevant account of the receiving party. A party failing to make any payment hereunder, shall in addition pay interest at the annual interest rate of 12 % twelve percent for the period from the due date through the date of payment. All computations of interest shall be made on the basis of a year of 365 (three hundred and sixty five) days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.
9.4.Notices. All notices, consents, waivers, demands and other communications pertaining to this Agreement (“Notices”) will be in writing addressed as follows:
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If to the Sellers:	[***] E-mail: [***]

with a copy to:	[***] Attention: [***] E-mail: [***]

If to Buyers:	[***] Attention: [***] E-mail: [***]

with a copy to:	[***] Attention: [***] E-mail: [***]

Notices will be deemed given five (5) Business Days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or on the first Business Day after being sent, prepaid, by private courier or internationally recognized overnight courier with package tracing capability that issues a receipt or other confirmation of delivery. All Notices sent in a manner described in the preceding sentence must also be sent via electronic mail, if an address for the recipient exists (provided that delivery by electronic mail alone shall not constitute adequate notice). Notices delivered via electronic mail will be deemed given when actually received by the recipient, provided that by no later than two (2) days thereafter such notice is confirmed in writing and sent via one of the methods described in the first sentence of this paragraph. Notices delivered by personal service will be deemed given when actually received by the recipient. Each party may change the address to which Notices under this Agreement are to be sent to such party by giving written notice of a change of address in the manner provided in this Section 9.4 for giving Notice. Without such notice, all the communications shall be made in the addresses stated in this Section.
9.5.Waiver. Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any party at any time to require performance by any other party of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.
9.6.Entire Agreement. This Agreement (including the Exhibits and Schedules, which are incorporated by reference in this Agreement) and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter of this Agreement.
9.7.Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument, all of which counterparts taken together will constitute one and the same instrument.
9.8.Construction.
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(a)The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. Whenever required by the content, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. For purposes of this Agreement, (i) the use of the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement; (iv) any reference to any Contract shall refer to such Contract and any and all amendments thereto other than any such reference in any section of the Disclosure Schedule, which will be limited to such Contract and the amendments specifically identified, (v) any reference to any Law shall refer to such Law and any and all amendments thereto, (vi) the terms “day” and “days” mean and refer to calendar day(s) unless such reference specifically refers to Business Days, (vii) the terms “year” and “years” mean and refer to calendar year(s) and (viii) all references herein to “$” or dollars shall refer to United States dollars.
(b)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(c)If this Agreement provides that a document or other material has been “made available” to Buyers, such phrase means that (i) such document or material has been made available to Buyers at least forty-eight (48) hours prior to the execution of this Agreement in the Data Room or (ii) Buyers have otherwise specifically acknowledged receipt of such document or material in writing.
9.9.Severability. In case any one or more of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired so long as the essential economic or legal substance of the transactions contemplated by this Agreement is not affected. Upon such determination that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
9.10.Choice of Law; Venue. This Agreement is to be construed and governed by the laws of the State of Delaware, without giving effect to the conflict or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction; provided that, the transfer of the Equity Interests shall be governed by the laws of Mexico, without giving effect to the conflict or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction. The parties irrevocably agree that any Proceeding arising out of or in connection with this Agreement shall be brought solely in a state or federal court located in the State of Delaware (or in any court in which appeal from such courts may be taken) and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such Proceeding, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding is brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court, and agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Proceeding. Each party further agrees that any order, decree, ruling or judgment against such
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party in such Proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on such order, decree, ruling or judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such order, decree, ruling or judgment. Service of process with respect to any such Proceeding may be made upon each party by certified or registered United States mail, postage prepaid, return receipt requested, as provided in Section 9.4 or to such party’s registered agents for service of process in the state of such party’s incorporation or organization.
9.11.Public Statements. None of the parties, without the prior written approval of Buyers and the Sellers, shall make any press release or other public announcement concerning the transactions contemplated by this Agreement, except to the extent required by Law, in which case the other such parties shall be so advised as far in advance as possible and shall be given an opportunity to comment on such release or announcement. All such press releases or public announcements will be prepared and issued by Buyers, subject to the necessary approvals set forth in the preceding sentence. Without limiting the foregoing, none of the parties or any of their Affiliates, without the prior written approval of Buyers, shall disclose (a) the Purchase Price, (b) any other financial information from which the amount of the Purchase Price may be determined, (c) the enterprise value of the Transferred Companies and their Subsidiaries or the equity value of the Transferred Companies and their Subsidiaries arising from the transactions contemplated by this Agreement, (d) any of the terms of this Agreement, (e) the return on investment realized by any Person with respect to the transactions contemplated by this Agreement or (f) any other information from which any of the foregoing can be reasonably derived, except as required by Law or required for financial reporting purposes and except that the parties (or their respective Affiliates) may disclose such terms to their respective accountants, advisors and other representatives as necessary (so long as such Persons agree to or are bound by contract or other professional obligation to keep the terms of this Agreement confidential on terms substantially similar to those set forth in this Agreement that are applicable to the disclosing party hereunder).
9.12.Counsel. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement, and, consequently, each party waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including, but not limited to, any rule of law to the effect that any provision of this Agreement will be interpreted or construed against the party whose counsel drafted that provision.
9.13.Waiver of Trial by Jury. THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION  WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF HIS, HER OR ITS RIGHT TO TRAIL BY JURY.
9.14.Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Texas or, if such courts lack subject matter jurisdiction, any court of the United States of America located in
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the State of Texas, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.
9.15.Legal Representation; Waiver of Conflict.
(a)The parties agree that, immediately prior to the Closing, without the need for any further action (i) all right, title and interest of the Transferred Companies and their Subsidiaries in and to all Protected Communications shall thereupon transfer to and be vested solely in the Sellers and their respective successors in interest, and (ii) the attorney-client communications privilege arising from any Protected Communications that would have been exercisable by the Transferred Companies and their Subsidiaries shall thereupon be vested exclusively in the Sellers and their respective successors in interest and shall be exercised or waived solely as directed by the Sellers or their respective successors in interest. None of the Transferred Companies and their Subsidiaries, Buyers or any Person acting on any of their behalf shall, without the prior written consent of the Sellers’ Representative, assert or waive or attempt to assert or waive any such attorney-client communications privilege, or use or disclose, or attempt to discover, obtain, use or disclose, any Protected Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement or any of the transactions contemplated herein; provided, however, that the foregoing shall neither prohibit Buyers from seeking proper discovery of such documents nor any Seller from asserting that such documents are not discoverable to the extent that applicable attorney-client communications privilege has attached thereto. The parties hereto understand and agree that nothing in this Agreement shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use of the Protected Communications.
(b)Each Buyer, for itself and the Transferred Companies and their Subsidiaries, hereby (i) confirms that no engagement that Lagos Carrillo, S.C. has undertaken on behalf of the Transferred Companies or their Subsidiaries, or may undertake on behalf of the Sellers or any of their respective Affiliates (the “Continuing Clients”), will be asserted by the Transferred Companies or their Subsidiaries either as a conflict of interest with respect to, or as a basis to preclude, challenge or otherwise disqualify Lagos Carrillo, S.C. from, any current or future representation of any of the Continuing Clients, and (ii) waives any conflict of interest that exists on or prior to the Closing, or that might be asserted to exist after the Closing, and any other basis that might be asserted to preclude, challenge or otherwise disqualify Lagos Carrillo, S.C. in any continuing or post-Closing representation of any of the Continuing Clients.
(Signatures appear on following pages.)
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The parties have executed this Stock Purchase Agreement as of the date first written above.
BUYERS:

Mondee, Inc.

By:    /s/ Jim Dullum
Name:    Jim Dullum
Title:    Authorized Signatory

Mondee Acquisition Company, Inc.

By:    /s/ Jim Dullum
Name:    Jim Dullum
Title:    Authorized Signatory

HOLDINGS:

Mondee Holdings, Inc.

By:    /s/ Jim Dullum
Name:    Jim Dullum
Title:    Chief Operating Officer

Signature Page to Stock Purchase Agreement

SELLERS:

JC & Braham, S.A.P.I. de C.V.

By:    /s/ José Luis Castro Gómez
Name:     José Luis Castro Gómez
Title:    Attorney-in-fact

/s/ José Luis Castro Gómez
José Luis Castro Gómez, an individual

/s/ Abraham Shabot Cherem
Abraham Shabot Cherem, an individual

/s/ Judith Guerra Aguijosa
Judith Guerra Aguijosa, an individual
Signature Page to Stock Purchase Agreement